                                                                   EXHIBIT 10.59


                            JOINT VENTURE AGREEMENT

                                       OF

                                 CAPRI CRUISES

                                    BETWEEN

                           COMMODORE CRUISES LIMITED

                                      AND

                        ISLE OF CAPRI CASINO CORPORATION

                              DATED APRIL __, 1998

                                 TABLE OF CONTENTS
                                 -----------------

                                                                                      Page
                                                                                      ----
ARTICLE 1     DEFINITIONS............................................................    -1-

ARTICLE 2     OFFICES AND STATUTORY AGENT............................................    -5-
        2.1   Principal Executive Office.............................................    -5-
        2.2   Other Offices..........................................................    -5-

ARTICLE 3     ESTABLISHMENT OF THE JOINT VENTURE.....................................    -5-
        3.1   Establishment of the Joint Venture.....................................    -5-
        3.2   Organization as a General Partnership..................................    -5-
        3.3   Name...................................................................    -6-
        3.4   Charter of Vessel......................................................    -6-
        3.5   Operations.............................................................    -6-
        3.6   Reservations...........................................................    -6-
        3.7   Corporate Overhead.....................................................    -6-
        3.8   Intellectual Property Assets...........................................    -7-
        3.9   Representations and Warranties of the Partners.........................    -7-
        3.10  Covenants of Partners..................................................    -8-
        3.11  Concession Aboard Enchanted Isle.......................................    -8-

ARTICLE 4     PARTNERS; MANAGEMENT; VOTING RIGHTS; MEETINGS OF DIRECTORS.............    -8-
        4.1   Partners...............................................................    -8-
        4.2   Management Committee...................................................    -8-
        4.3   Management Committee Meetings..........................................    -9-
        4.4   Voting.................................................................   -10-
        4.5   Procedures in the Event of a Deadlock..................................   -12-
        4.6   Chief Executive Officer................................................   -13-
        4.7   Executive Officers.....................................................   -14-
        4.8   Business Plan..........................................................   -14-
        4.9   Budget Approval........................................................   -15-
        4.10  Employees and Employee Benefits........................................   -16-
        4.11  Arrangements with Partners or Affiliates...............................   -16-
        4.12  Access to Books of Account.............................................   -17-
        4.13  Duty of Partners to Cooperate..........................................   -17-
        4.14  Insurance and Risk Management..........................................   -17-
        4.15  Limitations on Partner's Authority.....................................   -17-

ARTICLE 5     CAPITAL CONTRIBUTIONS..................................................   -18-
        5.1   Initial Capital Contributions..........................................   -18-
        5.2   Adjustments to Capital Accounts........................................   -18-
        5.3   Additional Capital Contributions.......................................   -19-

                                      (i)

        5.4   Procedure for Making Capital Calls by the Management Committee.........   -19-
        5.5   Failure of Partner to Contribute Capital...............................   -19-
        5.6   No Third Party Beneficiaries...........................................   -21-
        5.7   No Withdrawal of, or Payment of Interest on, Capitals Accounts.........   -21-
        5.8   Obligation to Restore..................................................   -21-

ARTICLE 6     ALLOCATIONS, DISTRIBUTIONS, ACCOUNTING AND TAX MATTERS.................   -21-
        6.1   Allocations............................................................   -21-
        6.2   Distributions and Reserves.............................................   -21-
        6.3   Accounting Matters.....................................................   -23-
        6.4   Tax Status and Returns.................................................   -23-
        6.5   Tax Matters Partner....................................................   -23-
        6.6   754 Election...........................................................   -24-
        6.7   Partnership Classification.............................................   -24-

ARTICLE 7     TRANSFER OF INTERESTS; ADMISSION AND RESIGNATION OF PARTNERS...........   -24-
        7.1   Transfer of Interests..................................................   -24-
        7.2   Right of First Refusal.................................................   -25-
        7.3   Exempt Transfers.......................................................   -26-
        7.4   Legend.................................................................   -27-
        7.5   Admission of New Partners..............................................   -27-
        7.6   Resignation of Partners................................................   -28-
        7.7   Sale Due to Objection of Governmental Body.............................   -28-

ARTICLE 8     DISSOLUTION/MANDATORY SALE.............................................   -29-
        8.1   No Default Dissolution.................................................   -29-
        8.2   Default Dissolution....................................................   -29-
        8.3   Mandatory Sale.........................................................   -31-
        8.4   Notice.................................................................   -31-
        8.5   Dissolution Procedures.................................................   -31-
        8.6   Settling of Accounts...................................................   -32-
        8.7   Distribution of Proceeds...............................................   -32-
        8.8   Certified Liquidation Statement........................................   -33-
        8.9   Mandatory Sale Procedures..............................................   -33-

ARTICLE 9     OUTSIDE ACTIVITIES; CONFIDENTIALITY....................................   -35-
        9.1   Outside Activities.....................................................   -35-
        9.2   Duties of Partners.....................................................   -36-
        9.3   Confidential Information...............................................   -36-
        9.4   Duty of Partners to Cooperate..........................................   -38-

ARTICLE 10    INDEMNIFICATION........................................................   -38-
        10.1  Limitation of Liability................................................   -38-

                                      (ii)

        10.2  Indemnification:  Proceeding other than by Joint Venture...............   -38-
        10.3  Indemnification:  Proceeding by Joint Venture..........................   -39-
        10.4  Mandatory Indemnification..............................................   -39-
        10.5  Authorization of Indemnification.......................................   -39-
        10.6  Mandatory Advancement of Expenses......................................   -39-
        10.7  Effect and Continuation................................................   -39-
        10.8  Insurance and Other Financial Arrangements.............................   -40-
        10.9  Notice of Indemnification and Advancement..............................   -40-
        10.10 Repeal or Modification.................................................   -40-

ARTICLE 11    INSPECTION OF JOINT VENTURE RECORDS; ANNUAL AND OTHER REPORTS..........   -40-
        11.1  Records to be Kept.....................................................   -40-
        11.2  Inspection of Joint Venture Records....................................   -41-
        11.3  Financial Reports......................................................   -41-
        11.4  Joint Venture Auditors.................................................   -41-

ARTICLE 12    DEFAULTS AND REMEDIES..................................................   -41-
        12.1  Defaults...............................................................   -41-
        12.2  Remedies...............................................................   -42-
        12.3  No Waiver..............................................................   -42-

ARTICLE 13    DISPUTE RESOLUTION.....................................................   -42-
        13.1  Disputes...............................................................   -42-
        13.2  Arbitration............................................................   -42-

ARTICLE 14    MISCELLANEOUS..........................................................   -46-
        14.1  Term...................................................................   -46-
        14.2  Amendments.............................................................   -46-
        14.3  Nature of Partnership Interest; Agreement Is Binding Upon Successors...   -46-
        14.4  Title to Property......................................................   -46-
        14.5  Attorney Fees..........................................................   -46-
        14.6  Seal...................................................................   -47-
        14.7  Entire Agreement.......................................................   -47-
        14.8  Third Parties..........................................................   -47-
        14.9  Governing Law..........................................................   -47-
        14.10 Counterparts...........................................................   -47-
        14.11 Titles and Subtitles; Form of Pronouns; Construction and Definitions...   -47-
        14.12 Severability...........................................................   -47-
        14.13 Costs..................................................................   -48-

                                     (iii)

SCHEDULE 1      Names, Addresses and Initial Capital
                Contributions of Partners...................   1-1

SCHEDULE 2      Initial Percentage Interests................   2-1

SCHEDULE 3      Initial Directors...........................   3-1

SCHEDULE 4      Capital Accounts and Profits and Losses.....   4-1

SCHEDULE 5      Booking Rights and Commissions..............   5-1


EXHIBIT A       Guaranty....................................   A-1

EXHIBIT B       Form of Joint Venture Charter and Assignment   B-1

EXHIBIT C       Form of License Agreement...................   C-1

EXHIBIT D       Initial Business Plan.......................   D-1

EXHIBIT E       Initial Budget..............................   E-1

EXHIBIT F       Form of Casino Management Agreement.........   F-1

                                      (iv)

                            JOINT VENTURE AGREEMENT

                                      OF

                                 CAPRI CRUISES


     THIS JOINT VENTURE AGREEMENT (this "Agreement") is made and entered into as of the ___ day of April, 1998 by and between COMMODORE CRUISES LIMITED, a Bermuda corporation ("Commodore"), and ISLE OF CAPRI CORPORATION, a Mississippi corporation ("Casino"),

                              W I T N E S S E T H

     WHEREAS, the parties hereto wish to form and become Partners of a general partnership, to be called Capri Cruises (the "Joint Venture"), under and pursuant to Chapter 620 of the Florida Statutes (the Florida Revised Uniform Partnership Act), for the purpose of operating a cruise ship from New Orleans, Louisiana, and such other business activities as shall be approved by the Partners from time to time; and

     WHEREAS, the parties agree that their respective rights, powers, duties and obligations as Partners of the Joint Venture, and the management, operations and activities of the Joint Venture, shall be governed by this Agreement.

     NOW, THEREFORE, in consideration of the mutual terms, covenants, and conditions contained herein, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this
Article 1.

     "Act" means Chapter 620 of the Florida Statutes (the Florida Revised Uniform Partnership Act), as from time to time in effect in the State of Florida, or any corresponding provision or provisions of any succeeding or successor law of such State; provided, however, that in the event that any amendment to the Act, or any succeeding or successor law, is applicable to the Joint Venture only if the Joint Venture has elected to be governed by the Act as so amended or by such succeeding or successor law, as the case may be, the term "Act" shall refer to the Act as so amended or to such succeeding or successor law only after the appropriate election by the Joint Venture has been made and has become effective.

     "Affiliate" means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, except that no party to this Agreement shall be considered an affiliate of any other party solely by reason of its investment in the Joint Venture.

     "Agreement" means this Joint Venture Agreement, as originally executed and as amended, modified or supplemented from time to time. Words such as "herein," "hereafter," "hereof," "hereto," "hereby" and "hereunder", when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

     "Business" means the operation of a cruise ship in "blue waters" from New Orleans, Louisiana, and such other business activities as shall be approved by the Partners from time to time.

     "Business Plan" means the business plan of the Joint Venture described in
Section 4.8.

     "Capital Account" means a Partner's account, calculated in accordance with, and intended to comply with, Treasury Regulations section 1.704-1(b), pursuant to Article 5 hereof.

     "Capital Contributions" means the contributions made by the Partners to the Joint Venture pursuant to Article 5 hereof and, in the case of all the Partners, the aggregate of all such Capital Contributions.

     "Code" means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law.

     "Confidential Information" means all confidential documents and information (including, without limitation, confidential commercial information and information with respect to customers and proprietary processes and the design and development of new services) concerning the Joint Venture or the Joint Venture Business, any Partner, or any Affiliate of a Partner furnished to a Partner, an Affiliate of a Partner or the Joint Venture in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Joint Venture or its business, except to the extent that such information can be shown to have been (a) generally available to the public other than as a result of a breach of the provisions of Section 9.3 of this Agreement; (b) already in the possession of the receiving Person (as defined below in this Section) or its Representatives (as such term defined in Section 9.3 hereof) without restriction (including restrictions contained in any confidentiality agreement or other nondisclosure obligation entered into by the Partner) and prior to any disclosure in connection with the Joint Venture or pursuant to any of the terms of this Agreement; (c) lawfully disclosed to the receiving Person or its Representatives by a third party who is free lawfully to disclose the same; or (d) independently developed by the receiving Person without use of any Confidentiality Information obtained in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Joint Venture or its business.

     "Default Loan" means loans described in Section 5.5(d).

     "Default Rate" means the rate announced from time to time by NationsBank N.A. as its prime rate plus 5%.

     "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the balance sheet and the other financial statements preceding the ones with respect to which such term is used were prepared.

     "Governmental Body" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Guarantee" means the Guaranty executed by each of Commodore Holdings Limited and Casino America, Inc., in the form of Exhibit "A" hereto.

     "Intellectual Property Assets" means:

     (a) all patents, patent applications and inventions and discoveries that may be patentable;

     (b) all copyrights in both published and unpublished works;

     (c) all know-how, trade secrets, confidential information, customer lists, software, programs, prototypes, designs, technical information, data, process technology, engineering and manufacturing information, procedures, specifications, plans, drawings and blue prints; and

     (d) all trademarks (whether registered or unregistered) and trademark applications owned, used, or licensed by the Person with respect to whom the term is used either as licensee or licensor.

     "Interest" means the entire ownership interest of a Partner in the Joint Venture at any particular time, including, without limitation, the right of such Partner to participate in the Joint Venture's income or losses and its Net Cash Flow, and any and all other benefits to which a Partner may be entitled as provided in this Agreement and the Act, subject to the obligations of such Partner to comply with all the terms and provisions of this Agreement.

     "IRC" means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law.

     "Net Cash Flow" means, with respect to any fiscal period, the excess of operating revenues and receipts over operating expenses and other expenditures for such fiscal period, (a) decreased by any amounts added to Reserves during such fiscal period, and (b) increased by the amount (if any) of all allowances for cost recovery, amortization or depreciation with respect to property of the Joint Venture for such fiscal period, and (c) increased by any amounts withdrawn from Reserves during such fiscal period. The foregoing computation shall be performed in accordance with GAAP, consistently applied.

     "Operations" means all transactions in the ordinary course of the Joint Venture's business, but does not include the making of Capital Contributions to the Joint Venture.

     "Parent Entity" means, as to any Person, an Affiliate of which such Person is a wholly or majority owned subsidiary.

     "Partner Loans" means the loans described in Section 6.2(a)(i).

     "Partner" shall mean each of the parties to this Agreement and any Person (as defined below) who is admitted as a Partner of the Joint Venture pursuant to the Act and the terms of this Agreement provided that such party or Person has not disposed of its entire interest in the Joint Venture pursuant to Article 7 hereof.

     "Percentage Interest" means the allocable interest of each Partner in the income, gain, losses, deductions or credits of the Joint Venture. The Percentage Interests of the Partners are as set forth in Schedule 2 hereto.

     "Person" means any partnership, joint venture, association, corporation, limited liability company, trust or other entity, or, where the contexts so permits or requires, natural Person.

     "Present Operations" means the Operations of the Joint Venture as described in the Business Plan for its present fiscal year.

     "Reference Rate" means the rate announced from time to time by NationsBank N.A. as its prime rate.

     "Reserves" means the reserves established and maintained from time to time by the Management Committee for the purposes set forth in Section 6.2(b).

     "Seaworthiness" means that the Vessel complies with all requirements of its classification society, country of registry, United States Public Health Service, United States Coast Guard, the International Convention of Safety of Life at Sea, and that all equipment aboard the Vessel, including air conditioning systems, water pumps and desalinization systems, are operational.

     "Treasury Regulations" means the regulations issued by the Treasury Department under the Code, as such regulations may be amended form time to time, including any successor regulations.

     "Vessel" means the M/V Island Holiday (to be renamed the "M/V Enchanted Capri") and/or such other ships as may be operated by the Joint Venture in the future.

     "Vessel Rules" means the Vessel's operating manual and such rules and regulations concerning safety, discipline, shipboard conduct and compliance with applicable laws as may be promulgated by Commodore and the Vessel's Captain from time to time.

     "Wholly Owned Subsidiary" means, as to any Person, a corporation or other entity of which all of the capital stock or other equity interest is owned, directly or indirectly, through one or more intermediaries, or both, by such Person.


                                   ARTICLE 2

                          OFFICES AND STATUTORY AGENT


     2.1 Principal Executive Office. The principal executive office for the transaction of the business of the Joint Venture shall initially be at 4000 Hollywood Boulevard, Suite 385-S, South Tower, Hollywood, Florida 33021, and may be changed from time to time by the Partners within or without the State of Florida.

     2.2 Other Offices. The Partners may at any time and from time to time establish other business offices within or without the State of Florida.


                                   ARTICLE 3

                      ESTABLISHMENT OF THE JOINT VENTURE

     3.1 Establishment of the Joint Venture. Upon execution of this Agreement and contribution of the first installment of the Initial Capital Contributions due by each Partner as set forth on Schedule 1 hereto, the Joint Venture shall commence its existence. The purpose of the Joint Venture shall be for each of the Partners to provide its unique expertise and experience to the joint project of operating a cruise ship from New Orleans, Louisiana, and such other business activities as shall be approved by the Partners from time to time.

     3.2 Organization as a General Partnership. Notwithstanding the referral to the Joint Venture as a "Joint Venture," the Joint Venture shall operate as a Florida general partnership. The Joint Venture will be managed by a Management Committee and none of the Partners shall have the authority to bind the Joint Venture by virtue of their status as Partners of the Joint Venture. The purpose of the Joint Venture shall be as described in Section 3.1.

     3.3 Name. The name of the Joint Venture shall be Capri Cruises and the Joint Venture shall make such filings and take such other actions as shall be necessary to conduct the business of the Joint Venture under such name.

     3.4 Charter of Vessel. Upon execution of this Agreement, Commodore shall assign to the Joint Venture its interest as charterer under the charter dated March 9, 1998, as amended, between Commodore and Cruise Charter Ltd. (the "Joint Venture Charter"), which assignment and charter are attached hereto as Exhibit "B". Pursuant to the assignment of the Joint Venture Charter, each of Commodore Holdings Limited and Casino America, Inc. shall execute a guaranty in the form of Exhibit "A" attached hereto whereby each of them shall guarantee half of the charter hire and other obligations (severally and not jointly) due under the Joint Venture Charter.

     3.5 Operations. The Partners shall operate the Joint Venture so as to take advantage of their particular areas of expertise and experience. In this connection, Commodore will operate the Vessel and Casino will operate the casino aboard the Vessel as an "Isle of Capri" casino, including setting up the internal controls for the casino. In addition, the marketing for the Joint Venture will be shared between the Partners, with Commodore marketing the base cruise product and Casino marketing the gaming product. The Management Committee of the Joint Venture will agree upon the marketing and pricing schedule and upon the predetermined percentage of the published cruise fare to be discounted for database casino customers as a marketing tool, which plans will be included in the proposed Business Plan and Budget submitted to the Management Committee of the Joint Venture on an annual basis by the CEO of the Joint Venture pursuant to
Section 4.9. Such marketing will be conducted so as not to disrupt the fare structure Commodore has in place with its travel agents.

     3.6 Reservations. Reservations for the Joint Venture's Vessel will be made through Commodore's reservations office with a special Joint Venture telephone manned by employees of an Affiliate of Commodore who will be trained regarding the Joint Venture.

     3.7 Corporate Overhead. In order to best take advantage of the experience, expertise and economies of scale which each of the Partners can provide to the Joint Venture, the Partners may, where necessary and appropriate, utilize the services of employees of each of the Partners to provide services to the Joint Venture instead of hiring new employees specifically for the Joint Venture. As such, a portion of each of Commodore's and Casino's overhead related to the services it provides to the Joint Venture will be charged to the Joint Venture, at cost, with the amounts proposed to be charged set forth in the proposed Budget submitted to the Management Committee by the CEO each year and as may be approved by such Management Committee. In addition, each Partner will be reimbursed by the Joint Venture for all out-of-pocket monies expended on behalf of the Joint Venture, to be budgeted and approved by the Joint Venture's Management Committee in advance. The Partners anticipate that these costs will relate primarily to marketing costs and management staff, and reimbursement for advances made in connection with formation and operation of the Joint Venture. Without limitation of the foregoing, Casino shall be reimbursed by the Joint Venture for a portion of the salary and benefits of a senior Person who will be assigned to oversee and coordinate the operations and marketing of the Joint Venture's casino.

     3.8 Intellectual Property Assets. Each of the Partners shall license certain of its Intellectual Property Assets to the Joint Venture for a fee equal to $1 per year for as long as such Partner owns an Interest in the Joint Venture and the Vessel is operating. Specifically, Casino shall license its Intellectual Property Assets related to its "Isle of Capri" casino products and services and Commodore shall license its Intellectual Property Assets related to its "Commodore Cruise Lines" products and services to the Joint Venture. The Joint Venture shall enter into license agreements with each of Casino and Commodore on terms substantially similar to the those contained in Exhibit "C" hereto.

     3.9 Representations and Warranties of the Partners. Each Partner represents and warrants to each other Partner and the Joint Venture as follows (except as to the matters in clause (d) below, which Commodore represents and warrants to Casino and the Joint Venture):

     (a) Each Partner is a corporation duly incorporated, validly existing, and in good standing under the laws of its state or country of incorporation, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Each such corporation is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the conduct of its business makes such qualification necessary. Each such corporation has taken all action necessary to authorize the execution, delivery, and performance of this Agreement.

     (b) Neither the execution or the delivery of this Agreement or any document or instrument contemplated hereby to be executed and delivered by any Partner or its Affiliate, nor the fulfillment of or compliance with the terms and provisions of this Agreement and such other documents and instruments, will conflict with or will result in a breach of, the terms, conditions, or provisions of, or constitute a default under, or result in any violation of, any judgment, decree, or any order of any court or any arbitration authority, or any statute, law, rule, or regulation by which any such Partner, or its Affiliate, or its respective assets are affected or bound.

     (c) There are no oral or written contracts, agreements, or undertakings binding upon or affecting any Partner or its Affiliate, or its respective assets that would alter or impair the ability of such Partner or Affiliate to enter into and perform its obligations under this Agreement or any document or instrument contemplated hereby to be executed and delivered by any Partner or its Affiliate.

     (d) As of the date of this Agreement, (i) the Joint Venture Charter is in full force and effect, (ii) to Commodore's knowledge, there is no actual or alleged breach, default or event of default of or under such Joint Venture Charter or matter or occurrence which, with or without the passage of time, would constitute, cause or result in any such breach, default or event of default, (iii) attached to this Agreement as Exhibit B is a true, accurate and complete copy of the Joint

Venture Charter and all amendments or modifications to it, and except as contained in Exhibit B, there are no modifications, amendments or changes to the Joint Venture Charter.

     3.10 Covenants of Partners. Each Partner covenants to each other Partner as follows:

          (a) Commodore will use its reasonable best efforts to operate the Vessel in accordance with industry practices and to cause the Joint Venture to remain in compliance with the terms of the Joint Venture Charter (and to notify the Management Committee promptly if it appears that the Joint Venture may fail to comply with the terms of the Joint Venture Charter in any material respect).

          (b) Casino will use its reasonable best efforts to operate the casino aboard the Vessel in accordance with industry standards and to implement and maintain internal controls with respect to the casino as customarily implemented in the industry.

     3.11 Concession Aboard Enchanted Isle. If during any three-month period commencing on or after May 1, 1998, Casino or its Affiliates book passengers aboard the Vessel who occupy an average of one-third or more of the occupied cabins on the Vessel, then, at the election of Casino, Commodore shall cause its Affiliate to enter into the Casino Management Agreement, in the form attached hereto as Exhibit "F" with Casino America, Inc. with respect to Commodore's vessel, the M/V Enchanted Isle or, if Commodore or its Affiliates cease to operate the M/V Enchanted Isle, any replacement vessel on similar itineraries (the "Enchanted Isle"). Such option shall expire six months after Casino or its Affiliates first meets such target. Notwithstanding the foregoing, commencing on the date hereof, Commodore or its Affiliates shall grant Casino and its Affiliates certain rights with respect to the sale of cabins aboard the Enchanted Isle described on Schedule 5.


                                   ARTICLE 4

          PARTNERS; MANAGEMENT; VOTING RIGHTS; MEETINGS OF DIRECTORS

     4.1 Partners. Each of the parties to this Agreement, and each Person admitted as a Partner of the Joint Venture pursuant to the Act and Article 7 of this Agreement, shall be a Partner of the Joint Venture until ceasing to be a Partner as a result of the provisions of the Act or this Agreement. The names of the initial Partners are set forth on Schedule 1 hereto.

     4.2  Management Committee.

          (a) Except as otherwise provided in this Agreement, complete and exclusive power to direct and control the business affairs of the Joint Venture is delegated to a Management Committee (the "Management Committee"), which will consist of four members. Each Partner shall appoint two members of the Management Committee (the "Directors").

          (b) Effective upon the giving of written notice to the other Partner, a Partner may, at any time in its sole discretion, remove, replace or fill a vacancy relating to any or all of its appointed Directors with other individuals and may designate one or more alternates for any or all of its Directors. Each Director must be an officer or employee of a Partner or an Affiliate thereof. Each Director shall serve on the Management Committee until his successor is appointed or until his earlier death, resignation or removal.

          (c) Except as otherwise provided in this Agreement, the Management Committee shall have the exclusive authority and power to act on behalf of the Joint Venture on all matters, including without limitation on the matters set forth in Section 4.4 or elsewhere herein and including without limitation the following matters:

              (i) The approval of the Business Plan and Budget (as defined in Section 4.9) or any material change to it and the determination to require any Additional Capital Contributions; and

              (ii) any other matters coming before the Management Committee. Each Partner, by execution of this Agreement, agrees to, consents to and acknowledges the delegation of powers and authority to such Management Committee.

          (d) Any member of the Management Committee may receive all reports and information from the CEO and the Executive Officers as he shall request, in his sole discretion.

          (e) The Management Committee may delegate any portion of its authority (other than with respect to the matters set forth in Section 4.4(b)) to the CEO or to any other Executive Officer.

     4.3  Management Committee Meetings  .

          (a) The Management Committee shall hold regular meetings (at least quarterly) as such time and place as shall be determined by the Management Committee (or by the Chairman). Special meetings of the Management Committee may be called at any time by any Director by delivering the notice as provided in Sub-section (g) below.

          (b) The Chairman of the Management Committee shall be a Director who is appointed by the Management Committee from time to time. The Chairman shall establish the agendas for, and regulate the proceedings, of the Management Committee, but must include on such agendas matters requested by any Director in writing received at least two business days prior to the meeting.

          (c) Directors may participate in a meeting of the Management Committee by conference telephone or similar communications equipment by means of which all Persons participating in the meetings can hear each other, and such participation shall constitute presence in person or at such a meeting.

          (d) Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting upon the written consent of the number of Directors required to approve the actions contained in such consent (in accordance with Section 4.4). Such written consent or consents shall be filed with the minutes of the proceedings of the Management Committee and shall have the same force and effect as a vote of the Directors required to approve the actions contained in such consent (in accordance with Section 4.4).

          (e) The Management Committee shall appoint a Secretary from time to time. The Secretary shall keep written minutes of all Management Committee meetings and written consents, a copy of which meetings shall be provided to each Director.

          (f) The Directors shall have the right to designate an alternate to attend meetings of the Management Committee, instead and in place of such Director, and to exercise all of the functions of such Director. Any such alternate shall be an officer or employee of a Partner or of an Affiliate thereof. Any such alternate shall be deemed to be a Director for all purposes hereunder until such designation is revoked.

          (g) Notice of each regular meeting and each special meeting of the Management Committee shall be given to each Director at least three business days before such meeting. Notices of special meetings shall contain a description, in reasonable detail, of the items of business to be conducted at such meeting and no business other than those items (unless expressly agreed to by the Director representing the Partner who did not call that special meeting) may be conducted at such special meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement. All such waivers, consents and approvals shall be filed with the Joint Venture's records and made a part of the minutes of the meeting.

     4.4  Voting.

          (a) On any matter on which a vote is taken, each of the Directors shall have one vote. That number of Directors which is one less than the number of Directors on the Management Committee shall constitute a quorum for the transaction of business; provided that all of the Directors of the Management Committee are required in order to have a quorum for transaction of business that requires an affirmative vote of all of the Directors. All actions by the Management Committee shall require the affirmative vote of a majority of the Directors on the Management Committee, except for the actions set forth in Sub-section (b) below, which shall require the affirmative vote of all the Directors of the Management Committee, and the actions set forth in Subsection (c) below, which shall require the affirmative vote of two of the Directors of the Management Committee.

          (b) Except as otherwise expressly provided in this Agreement, the Joint Venture shall not take any of the following actions unless such action has been approved by the affirmative vote of all the Directors of the Management
Committee:

              (i)    Any amendment of this Agreement;

              (ii) Any determination to change the nature of the Joint Venture's Business;

              (iii) The admission of any additional Partners to the Joint Venture or the issuance of any additional Interests in the Partnership (other than pursuant to Section 5.5 hereof);

              (iv)   The voluntary dissolution or liquidation of the Joint
     Venture;

              (v) The agreement to continue the Business of the Joint Venture after an event of dissolution specified in Section 8.1;

              (vi) Any merger or consolidation of the Joint Venture with or into another Person or sale, assignment, lease or other transfer of substantially all of the Joint Venture's assets;

              (vii) A determination to require an Additional Capital Contribution in accordance with Section 5.3, other than an Additional Capital Contribution required to maintain the Seaworthiness of the Vessel or for items of necessity to continue the Present Operations of the Joint Venture;

              (viii) The authorization or the incurrence by the Joint Venture of indebtedness for borrowed money in excess of $100,000 in the aggregate at anytime outstanding;

              (ix) The determination to make any capital expenditures or commitments therefor that aggregate in excess of $250,000 in budget in any one transaction or series of related transactions;

              (x) The making of any loans or advances to, or guarantees for the benefit of, any Partner or Affiliate;

              (xi) The execution of any leases or other arrangements involving the rental, use or occupancy of any property by or on behalf of the Joint Venture (other than dock space for the Vessel), which involve an aggregate annual expenditure in excess of $100,000;

              (xii) The authorization of any transaction between the Joint Venture and any Partner or Affiliate of a Partner;

              (xiii) The taking of any action which may cause the Joint Venture to become an entity other than a general partnership; and

              (xiv) Any other matter which the Management Committee determines, pursuant to its unanimous vote, shall require the unanimous approval of the Directors of the Management Committee.

          (c) The Joint Venture may act to require an Additional Capital Contribution from the Partners to be used solely for the purposes of maintaining the Seaworthiness of the Vessel or for items of necessity to continue the Present Operations of the Joint Venture if at least two of the Directors of the Management Committee determine that such Additional Capital Contribution is required for such purpose. In the event that at least two but less than all of the Directors of the Management Committee vote to require such Additional Capital Contribution, the Director or Directors who vote against such action (the "Opposed Directors") may require that such decision be submitted to arbitration pursuant to Article 13 if the Opposed Directors dispute whether the Additional Capital Contribution is required (or the amount that is required) to maintain the Seaworthiness of the Vessel or for items of necessity to continue the Present Operations of the Joint Venture. If the arbitrators find that the Additional Capital Contribution is required for either Seaworthiness or for items of necessity to continue Present Operations, the Partner represented by the Opposed Directors shall have a period of 120 days to remit such Additional Capital Contribution to the Joint Venture together with interest at the Default Rate or to be treated as a Defaulting Partner. In the event such party fails to make such Additional Capital Contribution within the 120-day period, the non-defaulting Partner may elect any of the options under Section 5.5 with respect to the Defaulting Partner's Additional Capital Contribution, may purchase the Defaulting Partner's Interest pursuant to Section 8.3 or dissolve the Joint Venture pursuant to Section 8.2. During the period between the date such Additional Capital Contribution is demanded and the expiration of the 120-day period, the Partner who does not dispute the Additional Capital Contribution may, but shall not be required to, make a Partner Loan to the Joint Venture in the amount of the other Partner's Additional Capital Contribution, which Partner Loan shall bear interest at the Reference Rate until the decision of the arbitrators is released, and if such decision supports such Additional Capital Contribution, the interest rate shall increase on such day the decision is released to the Default Rate.

     4.5 Procedures in the Event of a Deadlock. In cases where a majority of the Directors fail to agree on any matter submitted to a vote of the Management Committee (a "Dispute"), the Dispute shall be resolved in the following manner:

          (a) First, any Director may refer the Dispute to the executive at the parent (if applicable) of each Partner to whom the respective Director reports (each, a "Senior Executive"), in an attempt to reach a resolution;

          (b) If the Senior Executives of the Partners are unable to resolve a Dispute within five business days after the referral to them of a Dispute (or such longer period of time as to which the Senior Executives mutually agree in writing), except as set forth in Section 4.5(d), the Partners shall submit the Dispute to arbitration pursuant to the procedures set forth in Article 13.

          (c) Except as set forth in Section 4.5(d), during the pendency of any Dispute, the operations of the Joint Venture in dispute shall be operated as follows: If the Dispute relates to the operations or marketing of the Vessel (excluding the casino), Commodore's decision shall control, and if the Dispute relates to the operation or marketing of the casino, Casino's decision shall control. If the Dispute relates to a matter other than the operation of the Vessel or the casino, no action shall be taken respecting the matter pending the determination of the arbitrators and the matter shall be status quo.

          (d) Notwithstanding the provisions of this Section 4.5, a deadlock with respect to any matter set forth in Section 4.4(b) shall not be subject to arbitration pursuant to Article 13. Instead, the Joint Venture shall continue to operate without taking any action with respect to such matter unless and until the Management Committee unanimously agrees to take such action.

     4.6  Chief Executive Officer.

          (a) Except as limited by Sections 4.7 and 4.10(c), the Chief Executive Officer (the "CEO") shall have such authority and power as shall be delegated to him by the Management Committee, including management of the Joint Venture's day-to-day operations, in a manner consistent with the Business Plan and then current Budget.

          (b) The CEO shall be appointed by Commodore with Casino's reasonable approval, and serve at the pleasure of the Management Committee. The CEO also may serve as an executive officer or employee of one of the Partners or an Affiliate thereof.

          (c) Subject to Sections 4.2, 4.4, 4.7 and 4.10(c), the CEO will be responsible for and have the authority, discretion, and primary responsibility in managing the staff and the day-to-day operations of the Joint Venture, including :

              (i) Implementing the Business Plan and Budget of the Joint Venture as approved by the Management Committee;

              (ii) Making any immaterial changes to or taking actions which would constitute an immaterial deviation from, an approved Business Plan or approved Budget;

              (iii) Operating and managing the business of the Joint Venture (other than the casino);

              (iv) Preparing, on an annual basis, proposed revisions to the Business Plan and Budget for submission to the Management Committee for approval;

              (v) Authorizing the Joint Venture to enter into transactions up to $100,000 for any transaction or series of related transactions;

              (vi) The delegation of powers and authorities to the Executive Officers consistent with the other provisions of this Agreement; and

              (vii) Ensuring that the Joint Venture complies with all applicable legal requirements.

     4.7  Executive Officers.

          (a) The executive officers of the Joint Venture shall consist of the CEO, a Chief Financial Officer/Financial Manager (the "CFO"), a Vice President - Casino Operations (the "Casino VP"), Vice President - Cruise Operations (the "Cruise VP") and such other officers as the Management Committee may appoint (collectively, the "Executive Officers"). An Executive Officer may also be an officer or employee of one of the Partners or an Affiliate.

          (b) Commodore shall have the right to appoint, remove (and replace) one of its employees or employees of an Affiliate to the positions of CFO and Cruise VP (with Casino's reasonable approval), and Casino shall have the right to appoint, remove (and replace) one of its employees or an employee of an Affiliate to the position of Casino VP (with Commodore's reasonable approval).

          (c) The Casino VP shall report to the Directors of the Management Committee appointed by Casino, and shall report, on an advisory basis, to the CEO. The CFO and Cruise VP shall report to the CEO and shall report, on an advisory basis, to the Directors of the Management Committee.

          (d) Notwithstanding Section 4.7(c), while on board the Vessel, all Executive Officers shall report to the captain of the Vessel (the "Captain") as to matters relating to Vessel Rules.

     4.8 Business Plan. Attached hereto as Exhibit "D" is the Joint Venture's Initial Business Plan for the 16 months ending September 30, 1999, which has been approved by the Partners. The CEO shall submit to the Management Committee proposed revisions to the Business Plan for the Joint Venture not less frequently than annually, at least 60 days prior to the start of the first fiscal year covered by such Business Plan. Each such Business Plan shall be considered at the first meeting of the Management Committee following its submissions and shall be subject to the approval of a majority of the Directors on the Management Committee.

     4.9  Budget Approval.

          (a) Attached hereto as Exhibit "E" is the Joint Venture's Initial Budget (including the items of corporate overhead to be charged to the Joint Venture) for the 16 months ending September 30, 1999, which has been approved by the Partners.

          (b) The CEO shall include a proposed budget (the "Budget") for the Joint Venture for the next fiscal year in his submission of the revised Business Plan, with the assistance of the Cruise VP, Casino VP, and the CFO. The Budget shall include an income statement, balance sheet, and capital budget prepared consistently with the Joint Venture's method of accounting, for the forthcoming fiscal year and a cash flow statement which shall show in reasonable detail the anticipated receipts and disbursements (including anticipated distributions) projected for the Joint Venture for the forthcoming fiscal year and the amount of any corresponding cash deficiency or surplus, and the amount and due dates of any proposed Additional Capital Contributions. The Budget shall be prepared on a basis consistent with the Joint Venture's financial statements and shall be prepared in accordance with the provisions of this Agreement.

          (c) Each Budget shall be considered at the first meeting of the Management Committee following its submission and shall be subject to the approval of a majority of the Directors on the Management Committee.

          (d) Each Budget shall also include a detailed explanation of the proposed related party charges for corporate overhead or services proposed to be charged by any Partner in connection with services to be provided by such Partner and/or its Affiliates to the Joint Venture.

          (e) Without the unanimous approval of the Directors, a Budget shall not include a requirement for Additional Capital Contributions.

          (f) If for any fiscal year no new Budget is agreed upon and approved, then the Joint Venture will be managed in a manner consistent with the Operations for the prior fiscal year, as adjusted by the CEO to reflect the Joint Venture's contractual obligations for the year and other items of necessity for the Joint Venture to conduct its Present Operations. Notwithstanding anything to the contrary in this Agreement, a failure by the Management Committee to approve any Budget shall not be subject to arbitration under Article 13 hereof.

     4.10 Employees and Employee Benefits.

          (a) Generally. The CEO shall determine, or shall delegate authority to others to determine, how many people will be required for the operation of the Joint Venture (other than casino operations) and which personnel shall be hired by the Joint Venture, in accordance with the Business Plan and Budget and subject to arrangements under Section 4.11. Except for personnel who are employees of a Partner and who are appointed by such Partner to work for the Joint Venture and for Executive Officers who also are employees of a Partner or an Affiliate thereof, unless other agreed all Joint Venture personnel will be employees of the Joint Venture and not of either Partner. In the event that the Joint Venture hires an employee of a Partner, each Partner shall indemnify the Joint Venture against any claims that the transfer of that employee amounted to a termination of employment.

          (b) Employee Benefits. Joint Venture personnel who are employees of a Partner may continue to participate in the employee benefit programs of the Partner by which they are employed to the extent allowed by law or permitted by the employee benefit plans of the respective Partners.

          (c) Casino Employees. The Casino VP shall determine, as approved by the Directors of the Management Committee appointed by Casino, the number of casino employees (as long as such number meets Budget requirements) and the identity of such employees. The Casino VP shall also have sole authority to appoint the casino manager (who shall work aboard the Vessel) and to determine together with such casino manager when and if to hire or fire casino employees. It is understood that certain of the casino employees may also be employees of Casino or its Affiliates. The Casino VP and casino manager shall set all policies for the casino (subject to the approval of the Directors of the Management Committee appointed by Casino), including the salaries of casino employees (as long as such salaries are within the Budget), and shall manage all aspects of the casino aboard the Vessel.

          (d) Casino Manager. The casino manager selected by the Casino VP shall be treated as a senior officer aboard the Vessel for purposes of determining his or her cabin assignment and other perquisites provided to shipboard personnel. The casino manager shall be treated as shipboard personnel and shall be invited to events for ship's officers and otherwise treated as a part of the captain's staff.

          (e) Notwithstanding anything contained in this Section 4.10, while on board the Vessel all personnel (including casino employees) shall report to the Captain of the Vessel as to matters relating to Vessel Rules.

     4.11 Arrangements with Partners or Affiliates.

          (a) If the Management Committee decides that any services should be provided by contract rather than by the Joint Venture, the Management Committee shall request from one or more Partners a bona fide written offer for such a contract. Unless otherwise provided in the Agreement, if any Partner or any Affiliate of a Partner elects to bid for any such contract, the Management Committee may award a contract to the bidding Partner of Affiliate of a Partner if that bid is in the Joint Venture's best economic interest. In making the determination of services to be provided by contract and/or by the Partners, the Management Committee shall be guided by Article 3 hereof and shall not award a contract for any type of services already being provided to the Joint Venture by a Partner pursuant to a corporate overhead allocation.

          (b) Subject to Section 4.11(a), the Joint Venture may enter into contracts with a Partner or any of its Affiliates provided that any such transaction shall be on terms no more favorable than those afforded to unrelated third parties. The validity of any transaction, agreement of payment involving the Joint Venture and a Partner or any Affiliate of Partner shall not be affected by reason of the relationship between the Joint Venture and a Partner or such Affiliate of Partner.

     4.12 Access to Books of Account. Notwithstanding any other provision of this Agreement, each Partner shall have the right at all reasonable times during usual business hours to audit, examine, and make copies or extracts of or from the complete books of account of the Joint Venture, including the books and records maintained in accordance with Article 11 and all other books and records of the Joint Venture. Such right may be exercised through any agent or employee of such Partner designated by it or by independent certified public accountants or counsel designated by such Partner. Each Partner shall bear all expenses incurred in all examination made for such Partner's account.

     4.13 Duty of Partners to Cooperate. Each member will, to the extend permitted by applicable law, furnish such information, execute such applications and similar documents as are required by governmental authorities, and take such other actions as may be reasonably requested by the Management Committee and as may be necessary or reasonably desirable in connection with the Business of the Joint Venture.

     4.14 Insurance and Risk Management. As long as the premiums and other terms remain advantageous to the Joint Venture, the property and casualty insurance program for the Joint Venture (including the insurance for the Vessel) shall be integrated into the insurance program of Commodore. Each Partner hereby consents and agrees that the Joint Venture shall compensate Commodore for a mutually agreed upon budgeted amount for insurance premiums and related expenses. Said insurance shall comply with the requirements of the Joint Venture Charter, including, Clauses 12 and 53 thereof. The Joint Venture and each Partner shall be named as additional assureds under that program.

     4.15 Limitations on Partner's Authority. No Partner shall have the right to bind the Joint Venture or act on behalf of the Joint Venture by virtue of such Partner's ownership of an Interest, it being the intention of the Partners that the Joint Venture be managed by the Management Committee and the Executive Officers, including the CEO, appointed by such Management Committee.


                                   ARTICLE 5

                             CAPITAL CONTRIBUTIONS

     5.1 Initial Capital Contributions. Each Partner shall make Capital Contributions to the Joint Venture in cash, in installments pursuant to the funding schedule, as set forth on Schedule 1 hereto. Upon receipt of each such Capital Contribution, the Joint Venture shall credit each Partner's Capital Account with the amount of such Partner's Capital Contribution. In addition, each Partner shall set aside an additional $500,000 as a potential supplemental capital contribution to the Joint Venture (the "Supplemental Capital"). In the event either Partner determines that the Joint Venture requires the Supplemental Capital for any purpose, such Partner shall notify the other Partner of such determination and both Partners shall contribute the Supplemental Capital to the Joint Venture within ten days after receipt of such notice. Upon receipt of the Supplemental Capital, each Partner's Capital Account shall be credited accordingly. Such Supplemental Capital shall not be treated as an Additional Capital Contribution for purposes of this Agreement except that any Partner who fails to pay Supplemental Capital when due shall be considered a Defaulting Partner, and the Non-Defaulting Partner shall have all rights related thereto including the rights set forth in Section 5.5. Any dispute regarding Supplemental Capital shall not be subject to Article 13.

     5.2  Adjustments to Capital Accounts.

          (a) Generally. Subject to Section 5.1, each Partner's Capital Account shall be increased by:

              (i) the amount of money contributed by it or on its behalf to the Joint Venture;

              (ii) the fair market value of any property contributed by it to the Joint Venture (net of any liabilities secured by such contributed property that the Joint Venture is considered to assume or take subject to under IRC[_]752); and

              (iii) allocations to it of profit and other items of book income and gain, including income and gain exempt from tax and income and gain described in Treas. Reg. 1.704-1(b)(2)(iv)(g), but excluding income and gain described in of Treas. Reg. 1.704-1 (b)(4)(i);

     and shall be decreased by:

              (iv)   the amount of money distributed to it by the Joint Venture;

              (v) the fair market value of property distributed to it by the Joint Venture (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under IRC[_]752); and

              (vi) allocations of loss and other items of book loss, including items of loss and deduction described in IRC[_]705(a)(2)(B) and Treas. Reg. [_]1.7041(b)(2)(iv)(g), but excluding items described in of Treas. Reg.
     [_]1.704-1 (b)(4)(i) or (b)(4)(iii), and shall otherwise be adjusted in accordance with the additional rules set forth in Treas. Reg. [_]1.704-1(b)(2)(iv).

          (b) Certain Adjustments to Capital Accounts. If the book values of Joint Venture assets are adjusted pursuant to Treas. Reg. [_]1.704-1(b), the Capital Accounts of all the Partners shall be adjusted simultaneously to reflect the allocations of gain or loss that would be Partners if there were a taxable disposition of the Joint Venture's property for its fair market value. If any assets of the Joint Venture are to be distributed in kind, such assets shall be distributed on the basis of their fair market values after the Partners' Capital Accounts have been adjusted to reflect the manner in which any unrealized gain and loss with respect to such assets (that has not been reflected in the Capital Accounts previously) would be allocated between the Partners if there were a taxable disposition of the property for its fair market value.

          (c) Definition of Adjusted Capital Account. As used in this Agreement, "Adjusted Capital Account" means, with respect to each Partner, such Partner's Capital Account as determined under the preceding provisions of this Section 5.2, increased by such Partner's share of Joint Venture minimum gain and minimum gain attributable to partnership nonrecourse debt as determined under Treas. Reg. [_]1.704-2.

     5.3 Additional Capital Contributions. Subject to Section 4.4(c), if all of the Directors on the Management Committee determine from time to time that additional cash is needed by the Joint Venture for the payment of the debts and obligations of the Joint Venture relating to the Vessel or otherwise for the carrying on of the Business of the Joint Venture, then upon such call of the Management Committee, each Partner shall contribute as additional capital to the Joint Venture ("Additional Capital Contributions"), in accordance with its Percentage Interest, the amount of cash determined by the Management Committee to be needed by the Joint Venture for such purposes.

     5.4 Procedure for Making Capital Calls by the Management Committee. Subject to Section 4.4(c), all calls for Additional Capital Contributions pursuant to Section 5.3: (a) shall have been unanimously approved by the Management Committee, (b) shall be in writing delivered to each Partner, (c) shall state the aggregate amount of funds needed by the Joint Venture, the expected use or uses of such funds, and the amount of each Partner's proportionate share of such capital contribution, and (d) shall specify the date on which the capital contribution is to be made, which shall in no event be sooner than 60 days following the Partner's receipt of the written call.

     5.5 Failure of Partner to Contribute Capital. If a Partner (the "Defaulting Partner") fails to make an Additional Capital Contribution to the Joint Venture within 30 days after such contribution is due under the procedures set forth in Section 5.4, the other Partner (the "Non-Defaulting Partner") may exercise one or more of the following remedies:

          (a) Set-Offs. Cause the Joint Venture to set-off against any distributions otherwise due from the Joint Venture to the Defaulting Partner the amount of capital due to the Joint Venture from the Defaulting Partner, and apply such amount to such capital contribution required to be made by the Defaulting Partner.

          (b) Make the Defaulting Partner's Contribution. Make the capital contribution required to be made to the Joint Venture by the Defaulting Partner, in which case the Non-Defaulting Partner's Percentage Interest will be increased, and the Defaulting Partner's Percentage Interest correspondingly decreased, by adding to or subtracting from such percentage, as the case may be, an amount, expressed as a percentage, equal to the amount of such capital contribution in default, divided by (x) the total of all capital contributions theretofore made to the Joint Venture by both Partners, plus (y) the amount of the Additional Capital Contribution of both Partners.

          (c) Loan by Third Party. In lieu of an Additional Capital Contribution by either Partner, cause the Joint Venture to borrow from a third party the amount otherwise due from both Partners without the requirement for the consent of the Defaulting Partner or its representative Directors.

          (d) Loan by Non-Defaulting Partner. In lieu of an Additional Capital Contribution by either Partner, cause the Joint Venture to borrow from the Non-Defaulting Partner the amount otherwise due from both Partners (a "Default Loan"), in which case the Defaulting Partner, with respect to that portion of the Default Loan reflecting the amount of capital due to the Joint Venture from the Defaulting Partner (the "Defaulting Partner Portion"), shall be liable to the Non-Defaulting Partner for the Defaulting Partner's Portion plus interest at the Default Rate (plus interest) in the event the Joint Venture fails to repay such Default Loan to the Non-Defaulting Partner (the "Default Lender"). Loans made to the Joint Venture by the Non-Defaulting Partner pursuant to this Section 5.5(d) shall bear interest at the Default Rate. No Partner shall make loans to the Joint Venture unless such loans are approved by the Joint Venture pursuant to Section 4.4 or are made with respect to a default pursuant to this Section 5.5(d).

          (e) Refuse to Make Capital Contribution. Refuse to make any Additional Capital Contributions without being in default of any provision of this Agreement.

          (f) Cause a Mandatory Sale or Terminate the Joint Venture. Cause a mandatory sale or terminate the Joint Venture by reason of a breach by the Defaulting Partner of its obligations hereunder as provided in Sections 8.2 and 8.3.

          (g) Effect of Set-off. In the event the Joint Venture exercises any right to set-off any amount against any distribution otherwise payable to any Partner, the amount set-off shall be deemed to have been distributed to the Partner and contributed by the Partner to the Capital of the Joint Venture.

     5.6 No Third Party Beneficiaries. The rights of the Joint Venture, or either Partner, to require Additional Capital Contributions under the terms of this Agreement are not intended to, and do not, confer any rights or benefits to or upon any Person who is not a party to this Agreement other than the Joint Venture itself.

     5.7 No Withdrawal of, or Payment of Interest on, Capitals Accounts. No Partner shall have any right to withdraw or make a demand for withdrawal of all or any portion of such Partner's capital (or the amount, if any, reflected in such Partner's Capital Account). No interest or additional share of profits shall be paid or credited to the Partners on their Capital Accounts, or on any undistributed profits or funds left on deposit with the Joint Venture; provided, however, that nothing contained in this Agreement shall be construed to prevent or prohibit the payment of interest on account of loans by Partners. Any loans by Partners shall not increase a Partner's Capital Account or interest in the profits, losses, or distributions, but shall be a debt due from the Joint Venture.

     5.8 Obligation to Restore. Upon liquidation of the Joint Venture (or any Partner's interest in the Joint Venture), a Partner which has a deficit balance in its book Capital Account following the liquidation of its interest in the Joint Venture after taking into account all capital account adjustments for the Joint Venture taxable year during which such liquidation occurs need not, except as otherwise provided by law, restore the amount of such deficit balance to the Joint Venture or to any other Partner.

                                   ARTICLE 6

            ALLOCATIONS, DISTRIBUTIONS, ACCOUNTING AND TAX MATTERS

     6.1 Allocations. The allocations of profits and losses shall be as set forth in Schedule 4 hereto.

     6.2  Distributions and Reserves.

          (a) Cash Distributions. Unless otherwise determined by the Management Committee and except as reserved against in accordance with Subsection (b) below, the Net Cash Flow realized in any fiscal quarter shall be distributed promptly after the end of such quarter, as follows:

              (i) Repay Partner Loans. to repay any principal and interest on loans to the Joint Venture by Partners ("Partner Loans"), including Default Loans; and

              (ii) The Balance. to the Partners in accordance with their respective Percentage Interests.

          (b) Reserves.  The Joint Venture shall establish reserves for:

              (i) federal income taxes (the "Tax Reserve") to be held by the Joint Venture and distributed in accordance with Section 6.2(d). The Tax Reserve for any fiscal period shall be determined by multiplying the reasonably estimated federal taxable income of the Joint Venture as an entity by 40%. In determining such federal taxable income, the fact that any Partner may not be taxable on that Partner's share of such income (e.g., because that Partner may be exempt from tax on such income under Section 883(a) of the Code, or because that Partner has losses from other sources to offset such income), shall not be taken into account. The Tax Reserve shall be paid to the Partners in accordance with their respective Percentage Interests (even if different from their respective percentage of Joint Venture taxable income); and

              (ii) Contingent or unforeseen obligations, debts or liabilities of the Joint Venture which may be deemed reasonably necessary in the opinion of the Management Committee;

              (iii) Amounts required by any contracts or agreements of the Joint Venture; and

              (iv)   Such other purposes as the Management Committee may decide.

          (c) Intentionally omitted.

          (d) Priority and Distribution of Property. Except as expressly provided in this Agreement, no Partner shall have priority over any other Partner as to the return of capital, allocation of income or losses, or distributions of cash or any other distributions. No Partner shall have the right to demand or receive property other than cash for its Capital Contributions to the Joint Venture or in payment of its share of cash or other distributions.

          (e) Distribution of Tax Reserve. Within 60 days after the end of each Joint Venture fiscal year during which a Tax Reserve has been created, the Joint Venture shall distribute such Tax Reserve (less any amounts withheld pursuant to Sections 1441, 1442, 1445 or 1446 of the Code, unless otherwise provided in
Section 6.2(g)) to the Partners, such distribution to be allocated among the Partners based on each Partner's Percentage Interest.

          (f) Additional Distribution Provisions. Upon liquidation of any Partner's interest in the Joint Venture, liquidating distributions are required in all cases to be made in accordance with Section 8.7.

          (g) Foreign Partners. If the Joint Venture withholds any income tax with respect to any foreign Partner pursuant to Sections 1441, 1442, 1445 or 1446 of the Code, the Joint Venture will, at its option, either (x) require the foreign Partner to repay such amount to the Joint Venture within 45 days thereafter; or (y) offset any distributions otherwise payable to the foreign Partner by the amount of such payments.

     6.3 Accounting Matters. The Partners shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Joint Venture, on a September 30th fiscal-year basis and in accordance with GAAP; provided, however, that books and records with respect to the Joint Venture's Capital Accounts and allocations of income, gain, loss, deduction or credit (or item thereof) shall also be kept under U.S. federal income tax accounting principles as applied to partnerships on the same fiscal year as Casino's. Commodore shall perform such services for the Joint Venture and charge the Joint Venture for such services pursuant to the overhead allocation in the Budget.

     6.4  Tax Status and Returns.

          (a) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Partners hereby recognizes that the Joint Venture will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Joint Venture or expand the obligations or liabilities of the Partners.

          (b) The Partners shall prepare or shall direct such other Person to prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Joint Venture with any taxing authority and shall make timely filing thereof. Further, the Partners shall prepare or shall direct such other Person to prepare or cause to be prepared all tax statements, if any, that must, by law, be provided to any Partner, employee or other Person and shall timely deliver such statements to such Persons. Within 90 days after the end of each fiscal year, the Partners or such other Person as the Partners may direct shall prepare or cause to be prepared and delivered to each Partner a report setting forth in reasonable detail the information with respect to the Joint Venture during such calendar year reasonably required to enable each Partner to prepare its federal, state and local income tax returns in accordance with applicable law then prevailing.

     6.5  Tax Matters Partner.

          (a) The Tax Matters Partner of the Joint Venture within the meaning of section 6231(a)(7) of the Code shall be Casino. Unless otherwise expressly provided herein or in the Code and the regulations issued thereunder (or the laws of other relevant taxing jurisdictions), the Tax Matters Partner is authorized to take any action for or on behalf of the Joint Venture that it determines to be necessary or appropriate with respect to all tax matters. Notwithstanding the foregoing, the Tax Matters Partner shall take no action for or on behalf of the Joint Venture, except as emergency situations may dictate, without the prior agreement of all the Partners.

          (b) The Tax Matters Partner shall promptly advise the other Partners of all audits or other actions by the Internal Revenue Service and shall furnish to the Joint Venture and to each Partner a copy of each notice or other communication received by the Tax Matters Partner from the Internal Revenue Service except such notice or communication sent directly to the Partners by the Internal Revenue Service. All reasonable expenses incurred by the Tax Matters Partner in its capacity as such shall be expenses of the Joint Venture and shall be paid by the Joint Venture. Such fees must be approved in advance by Casino, which consent shall not be unreasonably withheld.

          (c) To the fullest extent permitted by law, the Joint Venture shall indemnify the Partners on an after-tax basis against any liabilities incurred while acting as the Tax Matters Partner of the Joint Venture but only to the extent such Partner acts within the scope of its authority as Tax Matters Partner under this Agreement. The Tax Matters Partner shall not be indemnified against any liability regarding Joint Venture tax matters arising by reason of the willful misconduct, bad faith, gross negligence or reckless disregard of the duties of the Tax Matters Partner.

          (d) No Partner shall file a notice with the Internal Revenue Service under section 6222(b) of the Code in connection with such Partner's intention to treat an item on such Partner's Federal income tax return in a manner that is inconsistent with the treatment of such item on the Joint Venture's Federal income tax return unless such Partner has, not less than 30 days prior to the filing of such notice, provided the other Partner with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the other Partner shall reasonably request.

     6.6 754 Election. In the event of a distribution of property to a Partner or a transfer of any interest in the Joint Venture permitted under the Act or this Agreement, the Joint Venture, upon the written request of the transferor or transferee, shall file a timely election under section 754 of the Code and the Income Tax Regulations thereunder to adjust the basis of the Joint Venture's assets under section 734(b) or 743(b) of the Code and a corresponding election under the applicable provisions of state and local law, and the Person making such request shall pay all costs incurred by the Joint Venture in connection therewith, including reasonable attorneys' and accountants' fees.

     6.7 Partnership Classification. The Joint Venture shall be treated as a partnership for federal tax purposes and shall not elect, under section 301.7701-3 of the Income Tax Regulations, to be taxed as an association.


                                   ARTICLE 7

         TRANSFER OF INTERESTS; ADMISSION AND RESIGNATION OF PARTNERS

     7.1 Transfer of Interests. Except as set forth in this Article 7, no Partner may transfer, nor suffer or sustain any involuntary transfer or transfer by operation of law of, all or any portion of its Interest in the Joint Venture to any Person or another Partner, unless all Partners approve the transfer in writing. For all purposes of this Article 7, a transfer of a Partner's Interest in the Joint Venture shall be deemed to occur upon any change in control of such Partner. Any transfer of all or any portion of a Partner's Interest in the Joint Venture, in violation of this Section (other than a transfer by operation of Law), shall be null, void and of no effect. In the event that all or any portion of a Partner's Interest is transferred by operation of law, the transferee of such Interest shall not be a Partner unless and until admitted to Partnership in accordance with the provisions of Section 7.5 and shall, until such time, be considered merely an assignee of Economic Interests (as hereafter defined). Notwithstanding the foregoing, any pledge, hypothecation or grant of a security interest in any Interest shall not require the consent of any Partners and shall not violate this Article 7. The pledge or granting of a security interest, lien or other encumbrance in or against all or any part of a Partner's Interest shall not cause the Partner to cease to be a Partner. Upon foreclosure or sale in lieu of foreclosure of any such security interest, the secured party will be entitled to receive allocations and distributions from the Joint Venture as to which a security interest has been granted by such Partner ("Economic Interests"). In no event will any secured party be entitled to exercise any rights under this Agreement, and such secured party may look only to such Partner for the enforcement of any of its rights as a creditor. In no event will the Joint Venture have any liability or obligation to any Person by reason of the Joint Venture's payment of a distribution to any secured party as long as the Joint Venture makes such payment in reliance upon written instructions from the Partner to whom such distributions would be payable. Any secured party will be entitled, with respect to the security interest granted, only to the distributions to which the assigning Partner would be entitled under this Agreement, and only if, as and when such distributions are made by the Joint Venture. Neither the Company nor any Partner will owe any fiduciary duty of any nature to a secured party. Reference to any secured party includes any assignee or successor-in-interest of such Person.

     7.2  Right of First Refusal.

          (a) If any Partner proposes to sell or transfer to any Person all or any portion of its Interest in one or more related transactions (the "Proposed Sale"), then, at least 45 days prior to the proposed closing (the "Sale Closing") of such sale or transfer, such Partner (the "Seller") shall promptly give written notice (the "Notice") to the Joint Venture and to each of the other Partners (the "Other Holders") of such proposed sale or transfer. The Notice shall describe in reasonable detail the Proposed Sale, including, without limitation, the Percentage Interest to be sold, transferred or issued (the "Percentage Interest To Be Sold"), the nature of such sale, transfer or issuance, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

          (b) Each of the Other Holders shall have the right, exercisable upon written notice to the Seller within thirty (30) days after receipt of the Notice, to purchase, in proportion to its interest in the Joint Venture (excluding for this purpose the Seller's Interest), the Percentage Interest To Be Sold on the same terms and conditions of the Proposed Sale.

          (c) If any of the Other Holders declines to exercise its right of first refusal pursuant to Section 7.2(b), the Seller shall give notice of such decision and of the number of Percentage Interest To Be Sold yet unpurchased (the "Unpurchased Portion") to the Partners who did not so decline (the "Purchasers"). Such notice may be made by telephone if confirmed in writing within two days.

          (d) The Purchasers shall each have the right, exercisable upon written notice to the Seller within three business days after receipt of notice of such decision, to purchase their Pro Rata Share of the Unpurchased Portion. For purposes of this Section 7.2, the Pro Rata Share of the Unpurchased Portion shall be the ratio of the Unpurchased Portion to the number of Purchasers.

          (e) The Seller shall then give notice, in the manner specified in
Section 7.2(c), to all the Purchasers of any Purchaser that declines to exercise its right to purchase its Pro Rata Share. All the Purchasers excluding Purchasers who decline to exercise their rights to purchase their Pro Rata Shares (the "Remaining Purchasers"), shall have the right to purchase any Percentage Interest remaining of the Unpurchased Portion in the manner specified in Section 7.2(d).

          (f) The Seller shall comply with Sections 7.2(d) and 7.2(e) until there are no remaining Percentage Interests in the Unpurchased Portion or there are no Remaining Purchasers who elect to purchase remaining Percentage Interests in the Unpurchased Portion. Thereafter, if Percentage Interests remain in the Unpurchased Portion, the Seller may consummate the Proposed Sale upon the terms set forth in the Notice or cancel the Proposed Sale. If the other Holders have elected to purchase all of the Percentage Interests to be sold, the Proposed Seller shall consummate the sale of the Percentage Interest to be sold with the other Holders on the Sale Closing date.

          (g) Notwithstanding anything to the contrary herein, the Seller may not consummate a Proposed Sale to a Person if any of the Other Holders object to such Person and the objection is based on a reasonable concern.

     7.3 Exempt Transfers. Notwithstanding the foregoing, the first refusal rights of the Partners shall not apply to (i) any pledge of Percentage Interests made pursuant to a bona fide loan transaction that creates a mere security interest (as described in Section 7.1); (ii) transfers of a Partner's entire Interest to an Affiliate, provided such transferring Partner has provided prior written notice to the other parties hereto of such transfer, and such transferee has agreed to be bound by the terms hereof; (iii) the Joint Venture; (iv) to a Person approved by all of the Partners; or (v) to another Person as part of a merger, reorganization, consolidation or sale of all or substantially all of the assets of Casino America, Inc. or Commodore Holdings Limited, provided that such Person is not objectionable as provided in Section 7.2(g) above. Such transferred Percentage Interests shall remain "Percentage Interests" hereunder, and such pledgee shall be treated as a "Seller" for purposes of this Agreement.

     7.4  Legend.

          (a) Each certificate representing Percentage Interests now or hereafter owned by the Partners or issued to any Person in connection with a transfer pursuant to Section 7.3 hereof shall be endorsed with the following legend:

          "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AGREEMENT AMONG THE INITIAL HOLDER OF THE SECURITIES, THE JOINT VENTURE AND CERTAIN PartnerS OF THE JOINT VENTURE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE JOINT VENTURE.

          (b) Under no circumstances shall any transfer of any Interests subject hereto be valid until the proposed transferee thereof shall have executed and become a party to this Agreement and thereby shall have become subject to all of the provisions hereof; and notwithstanding any other provisions of this Agreement, no such transfer of any kind shall in any event result in the non-applicability of the provisions hereof at any time to any of the Percentage Interests subject hereto.

          (c) Each Partner agrees that the Joint Venture may instruct its transfer agent to impose transfer restrictions on the Percentage Interests represented by certificates bearing the legend referred to in Section 7.4(a) above to enforce the provisions of this Agreement and the Joint Venture agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

     7.5  Admission of New Partners.

          (a) Subject to this Section and to the Act, no Person shall be admitted as a Partner of the Joint Venture unless all the Partners shall have approved the admission of such Person as a new Partner and shall have agreed in writing upon the amendments, if any, to be made to this Agreement as a result of such admission.

          (b) Upon the admission of a new Partner in accordance with the Act and this Agreement, there shall be a special closing of the books solely for the purpose of determining the value of the Joint Venture's investments on such date by whatever method the existing Partners, in their sole and absolute discretion, consider reasonable, and the Capital Accounts of the existing Partners shall be adjusted accordingly. After such adjustment, the Joint Venture shall establish a Capital Account which shall be credited with the Capital Contribution of the new Partner, and Schedules 1 and 2 shall be adjusted accordingly.

     7.6 Resignation of Partners. No Partner may resign or withdraw from the Joint Venture without the prior express written consent of all the other Partners.

     7.7  Sale Due to Objection of Governmental Body.

          (a) Commodore acknowledges that as a result of the transactions contemplated by this Agreement, Commodore and its Affiliates may be subject to regulatory review by any Governmental Body which is authorized or empowered to regulate the gaming operations of Casino and its Affiliates in the jurisdictions in which Casino and its Affiliates conduct or propose to conduct gaming activities including, without limitation, Colorado, Mississippi, Louisiana and Florida. Commodore agrees to use its reasonable best efforts to cooperate fully and to cause its Affiliates to cooperate fully with the representatives of all such Governmental Bodies in making applications, supplying information, providing reports and otherwise cooperating with and complying with the requirements of all such Governmental Bodies so as not to interfere with the ability of Casino or its Affiliates to develop new business (other than the Business in contravention of Section 9.1(b) hereof) or to continue to conduct its existing business. Casino and Commodore and their respective Affiliates will use their reasonable best efforts to overcome any objection raised by any Governmental Body relating to the transactions contemplated by this Agreement; provided that in the event the Board of Directors of Casino reasonably determines based on communications with a Governmental Body that despite such efforts (i) Commodore or any of its Affiliates is likely to be determined unsuitable by such Governmental Body and as a result Casino or its Affiliates may not be permitted to engage or to continue to engage in a gaming activity, or
(ii) Casino's participation in the Joint Venture could jeopardize its ability to engage or continue to engage in a gaming activity (a "Casino Determination"), then, upon written notice from Casino of its Board's determination, Commodore shall purchase Casino's Interest in the Joint Venture pursuant to Section 8.9. Because the Partners believe that the market value of an Interest will be very difficult, if not impossible, to assess, they have adopted the valuation method described in Section 8.9(a) as the method to determine the Purchase Price for Casino's Interest.

          (b) Casino acknowledges that as a result of the transactions contemplated by this Agreement, certain actions by Casino or its Affiliates or regulatory determinations adverse to Casino or its Affiliates, which actions or regulatory determinations result in Casino or its Affiliates being prohibited from conducting gaming activities in a specific state (a "Materially Adverse Event") could impair Commodore's ability to operate or sell securities in a jurisdiction where such Materially Adverse Event occurred. Casino and Commodore and their respective Affiliates will use their reasonable best efforts to overcome any objection raised by any Governmental Body related to the transactions contemplated by this Agreement (including making any disclosure required to cure such objection), provided that in the event any Governmental Body that regulates Commodore's cruise business, any state, federal or foreign securities regulator or Nasdaq advises Commodore in writing that Casino's participation in the Joint Venture will jeopardize Commodore's ability to engage or continue to engage in its cruise business or materially affect its ability to raise capital because of such Materially Adverse Event (a "Governmental Body Determination") then, upon written notice from Commodore of such Governmental Body Determination, Commodore shall purchase Casino's Interest in the Joint Venture pursuant to Section 8.9. Because the Partners believe that the market value of an Interest will be very difficult, if not possible to assess, they have adopted the valuation method described in Section 8.9(a) as the method to determine the Purchase Price for Casino's Interest.


                                   ARTICLE 8

                          DISSOLUTION/MANDATORY SALE

     8.1 No Default Dissolution. The Joint Venture shall be dissolved and its affairs wound up in accordance with Section 8.5 hereof upon the first to occur of the following:

          (a) Upon the expiration of the term specified in Section 14.1 of this Agreement;

          (b) Issuance of an order by a court of competent jurisdiction, requiring the dissolution of the Joint Venture; or

          (c) The written consent of all the Partners.

     8.2 Default Dissolution. A Non-Defaulting Partner may give notice to a Defaulting Partner dissolving the Joint Venture upon the occurrence of any one of the following events with respect to the Defaulting Partner or its Parent Entity, as the case may be, (unless there is a Dispute with respect to whether a Default has occurred and such Dispute has not yet been resolved pursuant to the terms of this Agreement):

          (a) any action or proceeding is commenced by the Defaulting Partner or its Parent Entity to wind up, dissolve, cancel its incorporation or otherwise terminate its corporate existence; or

          (b) any action or proceeding is commenced against the Defaulting Partner or its Parent Entity which seeks or requires the winding up, dissolution, revocation or cancellation of its incorporation or other termination of its corporate existence unless the action or proceeding is defended or contested in good faith by the Defaulting Partner or its Parent Entity within 30 days of the commencement of the action or proceeding in a manner that stays the winding up, dissolution, revocation or cancellation of its incorporation or other termination of its corporate existence and is pursued diligently thereafter; or

          (c) the agreement of the Defaulting Partner or its Parent Entity to sell, assign, transfer or otherwise dispose of the whole or any part of its Interest in the Joint Venture in contravention of the terms of this Agreement; or

          (d) any Event of Default by the Defaulting Partner or its Parent Entity pursuant to Section 12.1, which has not been cured within the applicable cure period; or

          (e) the Defaulting Partner or its Parent Entity becomes bankrupt or seeks relief by any proceedings of any nature under any laws of the United States or any state for the relief of debtors; or

          (f) the appointment of a receiver, receiver-manager, trustee, custodian or like officer for all or a substantial part of the business or assets of the Defaulting Partner or its Parent Entity unless the appointment is defended or contested in good faith by the Defaulting Partner or its Parent Entity within 30 days of the commencement of the appointment in a manner that stays the appointment and is pursued diligently thereafter; or

          (g) the institution against the Defaulting Partner or its Parent Entity of a proceeding under the Bankruptcy Reform Act of 1978, or any law of the United States now in existence or hereafter enacted having the same general purpose unless the proceeding is defended or contested in good faith by the Defaulting Partner or its Parent Entity within 30 days of the commencement of the proceeding in a manner that stays the proceedings and is pursued diligently thereafter; or

          (h) the Defaulting Partner or its Parent Entity makes an assignment for the benefit of its creditors; or

          (i) if any execution, attachment, distress or other process of any court is made or attached to the Interest of the Defaulting Partner or its Parent Entity in the Joint Venture unless the execution, attachment, distress or other process of any court is stayed within 30 days of the commencement of the proceedings in a manner that stays attachment, distress or other proceedings and is pursued diligently thereafter;

          (j) a breach by Casino America, Inc. or Commodore Holdings Limited of the Guaranty, which breach is not cured within 10 days of receipt of written notice from the non-breaching party describing in reasonable detail the facts giving rise to the breach (in which event the Defaulting Partner shall be the Affiliate of the breaching Parent Entity);

          (k) any failure by the Defaulting Member to make any Additional Capital Contribution pursuant to Section 4.4(c) within 120 days after the final decision of the arbitrators pursuant to Article 13 that such Additional Capital Contribution is required for Seaworthiness or for items of necessity to continue the Present Operations or pursuant to Section 5.5 within the period specified therein; or

          (l) the failure of Commodore to purchase Casino's Interest pursuant to
Section 7.7 where Commodore and Casino have followed the procedures in Section
7.7 and either Casino's Board or a Governmental Body has made a Casino Determination or a Governmental Body Determination, respectively.

     8.3  Mandatory Sale.  Upon the occurrence of any of the events set out in
Section 8.2(a) through (l) with respect to a Partner, as an alternative to giving notice dissolving the Joint Venture, the Partner entitled to dissolve the Joint Venture (in this Article 8 referred to as the "purchasing Partner") may give notice to the other Partner (in this Article 8 referred to as the "selling Partner") requiring the selling Partner to sell its Interest in the Joint Venture to the purchasing Partner for the Purchase Price (as defined in Section 8.9) and on the terms and conditions hereinafter provided.

     8.4  Notice.

          (a) Notice of Election to Dissolve. A Partner electing to dissolve the Joint Venture, pursuant to Section 8.2, must give notice of dissolution to the other Partner within 60 days of first acquiring actual knowledge of the event or circumstances giving rise to the right of dissolution. Following any such notice pursuant to Section 8.2 (unless there is a Dispute as to the right to dissolve), the Partner who has received notice of dissolution shall not be entitled to vote (or to have its Directors vote) with respect to any matter relating to the affairs of the Joint Venture and shall be deemed to have given its proxy to the Partner giving the notice for all matters requiring the vote of the Partners with respect to the Joint Venture.

          (b) Notice of Intention to Buy. The purchasing Partner under Section
8.3 must give notice of its intention to buy the interest of the selling Partner in the Joint Venture (the "Purchase Notice") within 60 days of the date upon which the purchasing Partner first acquires actual knowledge of the occurrence of the event or circumstances giving rise to the right to purchase. Following such notice (unless there is a Dispute as to the existence of a right to purchase), the selling Partner shall not be entitled to vote (or to have its Directors vote) with respect to any matter relating to the affairs of the Joint Venture and the selling Partner shall be deemed to have given its proxy to the purchasing Partner for all matters requiring the vote of the Partners with respect to the Joint Venture.

     8.5  Dissolution Procedures.

          (a) Generally. Unless there is a Dispute as to whether an event causing a dissolution has occurred, promptly following the giving of notice of dissolution of the Joint Venture:

              (i) No Default Dissolution. Pursuant to Section 8.1, the Partners shall proceed to wind up the affairs of the Joint Venture in the manner hereinafter provided; or

              (ii) Default Dissolution. Pursuant to Section 8.2, the Partner giving notice of dissolution shall wind up the affairs of the Joint Venture in the manner hereinafter provided on behalf of the Partners.

          (b) Use of Business or Ship Broker. If the Business of the Joint Venture is in operation, the parties shall consider retaining a business or ship broker, and the Business of the Joint Venture shall be listed for sale as a going concern. If an offer acceptable to the Partners or the Non-Defaulting Partner, as the case may be, acting reasonably, has not been received within 120 days of listing the business for sale, then the assets of the Joint Venture shall be sold and the Vessel subchartered in a piecemeal manner. The liquidation of assets and the discharge of liabilities of the Joint Venture shall occur over a reasonable time to attempt to minimize the losses which may otherwise be attendant upon an immediate liquidation.

          (c) Payments Owed by Partners. Each Partner shall immediately pay to the Joint Venture all amounts owing to the Joint Venture, less any amounts owed by the Joint Venture to the Partner.

          (d) Distributions. During the course of liquidation, the Partners shall continue to share profits and losses as provided in Article 6 of this Agreement, but there shall be no cash distributions to the Partners until the distribution pursuant to Section 8.7(d).

     8.6 Settling of Accounts. Subject to section 18-804 of the Act, upon the dissolution and liquidation of the Joint Venture, the proceeds of liquidation shall be applied as follows: (a) first, to pay all expenses of liquidation and winding up; (b) second, to pay all debts, obligations and liabilities of the Joint Venture, in the order of priority as provided by law, other than debts owing to the Partners or on account of Partners' contributions; (c) third, to pay all debts of the Joint Venture owing to a Partner; and (d) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Joint Venture not otherwise provided for, which reserves shall be maintained by the liquidator on behalf of the Joint Venture in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidator. If any excess funds remain in such reserves at the end of such reasonable time, then such remaining funds shall be distributed by the Joint Venture to the Partners pursuant to Section 8.7 hereof.

     8.7 Distribution of Proceeds. Subject to Section 18-804 of the Act, upon final liquidation of the Joint Venture, the net proceeds of liquidation shall be distributed to the Partners in the following order of priority:

          (a) to creditors, including Partners who are owed Partner Loans or Default Loans, to the extent of any unpaid expenses or any outstanding loan or advance;

          (b) to the Partners in respect of the costs of winding up the affairs of the Joint Venture, discharging the liabilities of the Joint Venture, distributing the assets of the Joint Venture and dissolving the Joint Venture in accordance with this Article 8;

          (c) to the Partners in the proportion of their respective positive Capital Accounts as those accounts are determined after all adjustments to such accounts for the taxable year of the Joint Venture during which the liquidation occurs as are required by this Agreement and Treasury Regulations [_]1.704-1(b), such adjustments to be made within the time specified in such Treasury Regulations; and

          (d) after each Partner has received the amount in its Capital Account, to the Partners in proportion to their respective Percentage Interests.

     8.8 Certified Liquidation Statement. The Partners, in the event of a liquidation of the Joint Venture following dissolution pursuant to Section 8.1, or the Non-Defaulting Partner, in the event of a liquidation of the Joint Venture following dissolution pursuant to Section 8.2, shall cause the independent auditors of the Joint Venture to prepare a certified liquidation statement of the Joint Venture which shall contain:

              (i)    a summarized statement of receipts and disbursements;

              (ii) a statement of the debts and liabilities of the Joint Venture owing to each Partner;

              (iii)  a determination of the Capital Account of each Partner;

              (iv) an allocation between the Partners of all gains or losses realized on the liquidation of the property and assets of the Joint Venture; and

              (v)    an allocation of any tax benefits between the Partners.

Each Partner agrees to prepare its financial statements and to prepare and file all tax returns required to be filed by it in accordance with the liquidation statement prepared by the independent auditors of the Joint Venture.

     8.9  Mandatory Sale Procedures.

          (a) Amount. Except with respect to a Mandatory Sale under Section 7.7, the Purchase Price payable by the purchasing Partner for the interest of the selling Partner in the Joint Venture (the "Purchase Price") shall be an amount equal to 100% of the net book value of the selling Partner's Interest in the Joint Venture as determined pursuant to GAAP as of the date of the Purchase Notice ("Book Value") and paid in equal quarterly installments over a period of five years commencing on the Closing Date, plus interest on such amount from the Closing date at the Reference Rate. With respect to a Mandatory Sale based on
Section 7.7, if the Purchase Notice is received within one year of the date of this Agreement, the Purchase Price shall be the amount of Casino's Initial Capital Contribution as set forth on Schedule 1 plus interest from the Closing Date at the Reference Rate plus 2%, paid in equal semi-annual installments over a period of two years commencing six months after the Closing Date (as evidenced by a promissory note and secured by a pledge of Casino's Interest). If the Purchase Notice for a Mandatory Sale under Section 7.7 is received thereafter, the Purchase Price shall be the greater of Book Value or five times the earnings (determined under GAAP but excluding pre-opening expenses) of the Joint Venture allocable to Casino's Interest for the Applicable Fiscal Year (as hereafter defined) preceding delivery of the Purchase Notice, paid in equal quarterly installments over a period of five years commencing on the Closing Date, plus interest on such amount from the Closing Date at the Reference Rate (as evidenced by a promissory note and secured by a pledge of Casino's Interest). The Applicable Fiscal Year shall be the Joint Venture's fiscal year immediately preceding the Closing or, in the event the Joint Venture is more than six months into its next fiscal year, the period beginning six months before the end of the Joint Venture's last fiscal year and ending six months into its current fiscal year.

          (b) Closing -- Generally. The purchase and sale of the selling Partner's interest in the Joint Venture shall be consummated (the "Closing") at the office of the purchasing Partner's counsel, on the date which is 30 days following the receipt by the selling Partner of the Purchaser Notice.

          (c) Closing -- Selling Partner Deliveries. At the Closing, the selling Partner shall deliver to the purchasing Partner the following duly executed documentation, in form acceptable to the purchasing Partner acting reasonably:

              (i)    an assignment of its Interest in the Joint Venture;

              (ii) the resignation of each of its designees as Directors of the Management Committee and as Executive Officers of the Joint Venture;

              (iii) a representation and warranty by the selling Partner that its Interest in the Joint Venture is free and clear of all liens, mortgages, pledges, charges, security interests, restrictions or encumbrances whatsoever, which representation and warranty shall survive Closing and shall continue forever;

              (iv) a general release of all claims against the Joint Venture or the purchasing Partner by the selling Partner in respect of the Joint Venture except for claims arising from the unauthorized actions of the purchasing Partner in respect of the Joint Venture which have not been disclosed to the selling Partner; and

              (v) such other documentation as the attorneys for the purchasing Partner may require, acting reasonably, in order to vest in the purchasing Partner full right, title and interest in and to the Interest of the selling Partner in the Joint Venture and to reflect the assignment and transfer of the interest of the selling Partner in all of the underlying assets of the Joint Venture, including, without limitation, the interest in the Vessel.

          (d) Closing -- Purchasing Partner Deliveries. At the Closing, the purchasing Partner shall pay the selling Partner the Purchase Price for the Interest of the selling Partner in the Joint Venture by means of immediately available funds for the cash portion of the Purchase Price and by means of a promissory note with respect to the deferred portion of the Purchase Price and the purchasing Partner shall deliver to the selling Partner the following duly executed documentation in a form acceptable to the selling Partner, acting reasonably:

              (i) an indemnity of the Joint Venture and the purchasing Partner indemnifying the selling Partner against any claims arising from the conduct of the business of the Joint Venture from and after the time of Closing;

              (ii) a general release of all claims against the selling Partner by the Joint Venture or the purchasing Partner in respect of the Joint Venture except for claims arising from the unauthorized actions of the selling Partner in respect of the Joint Venture which have not been disclosed to the purchasing Partner; and

              (iii) in the case of a Mandatory Sale under Section 7.7, a promissory note payable to the order of the selling Partner and a pledge or security agreement, in form and content reasonably satisfactory to the selling Partner.

          (e) At the Closing, the selling Partner shall repay to the Joint Venture or the purchasing Partner, as the case may be, any amounts owing to such parties, and the Joint Venture or the purchasing Partner, as the case may be, shall repay to the selling Partner any amounts owing to it, which repayments may occur as a set off of the respective amounts. If the amounts owed to the purchasing Partner by the selling Partner and the Joint Venture exceed the amount owed by the purchasing Partner to such parties, the purchasing Partner may reduce the amount of the Purchase Price by such excess amount.

                                   ARTICLE 9

                      OUTSIDE ACTIVITIES; CONFIDENTIALITY

     9.1  Outside Activities.

          (a) Except as otherwise expressly provided in this Article 9, any Partner or Affiliate thereof may engage in or possess any interest in any business, and may do so through itself or through any other business venture of any nature independently or with others, and neither the Joint Venture nor any other Partner shall have any right by virtue of this Agreement in or to such Partner's business or its other ventures or in or to any income or profits derived therefrom.

          (b) For as long as the Joint Venture exists, and except as described herein, no Partner or Affiliate thereof may, directly or indirectly (except through the Joint Venture), engage (or possess any interest in any business or venture that engages), in the Business. Notwithstanding the foregoing, Commodore may continue to operate a cruise vessel(s) in the New Orleans, Louisiana market that conducts cruises equal to or greater than seven days in duration during the term of the Joint Venture, as long as it appoints Casino as the casino gaming concessionaire aboard such vessels on terms substantially the same as those in the Casino Management Agreement attached hereto as Exhibit "F". With respect to cruise vessel(s) operated by Commodore in the New Orleans, Louisiana market that conduct cruises of less than seven days duration, Casino shall have a right of first refusal during the term of this Joint Venture, at Casino's election, to operate such vessel(s) as a 50/50 joint venture with Commodore or to manage the casino aboard such vessel(s) pursuant to the terms of the Casino Management Agreement, attached hereto as Exhibit "F". Casino shall not operate or manage a casino, directly or indirectly, aboard any vessel that operates in "blue water" in the New Orleans, Louisiana market during the term of the Joint Venture. Vessels operating in "blue water" shall specifically exclude barges, riverboats and other vessels which offer gaming in the New Orleans, Louisiana market subject to state regulations.

          (c) This Agreement shall not be deemed to create any duties other than as expressly provided for herein or imposed by applicable law, nor shall its existence be deemed to alter the legal duties and obligations that any Partner or any Affiliate has to the other Partners or their Affiliates as to matters outside the scope of this Agreement.

     9.2 Duties of Partners. The fiduciary duties of Partners shall not restrict any Partner or Affiliate from:

          (a) engaging in conduct not expressly prohibited by Article 9; or

          (b) acting to prevent the Joint Venture from engaging in an activity that is outside the scope of the Business;

whether or not such Partner or Affiliate is motivated in whole or in part by a desire to further the interests of a Person other than the Joint Venture.

     9.3  Confidential Information.

          (a) Each Partner shall, and shall cause each of its Affiliates, and its and their respective partners, shareholders, directors, officers, employees and agents (collectively, "Representatives") to keep secret and retain in strictest confidence, except as provided in subsection (c) hereof, any and all Confidential Information and shall not distribute, disseminate or disclose such Confidential Information, and shall cause its Representatives not to distribute, disseminate or disclose such Confidential Information, except to (i) the Joint Venture and its respective agents on a need-to-know basis or (ii) any Partner or any of their respective Affiliates or other Representatives on a "need-to-know" basis in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Joint Venture, or (iii) any other Person on a "need to know" basis in connection with this Agreement or the operation of the Joint Venture that agrees in writing to keep in confidence such Confidential Information in accordance with the terms of this Section 9.3; and such Partner disclosing Confidential Information pursuant to this Section 9.3 shall use, and shall cause its Affiliates and other Representatives or Persons to use, such Confidential Information only for the benefit of the Joint Venture in conducting the Business or for any other specific purposes for which it was disclosed to such party; provided that the disclosure of financial statements of, or other information relating to, the Joint Venture shall not be deemed to be the disclosure of Confidential Information (A) to the extent that any Partner is required by law, GAAP or a Governmental Body that regulates the operations of Casino or its Affiliates to disclose such financial statements or other information or (B) to the extent that in order to sustain a position taken for tax purposes, any Partner deems it necessary and appropriate to disclose such financial statements or other information. All Confidential Information disclosed in connection with the Joint Venture or pursuant to this Agreement shall remain the property of the Person whose property it was prior to such disclosure.

          (b) No Confidential Information regarding the plans or operations of any Partner or any Affiliate thereof received or acquired by or disclosed to any other Partner or Affiliate thereof in the course of the conduct of Business, or otherwise as a result of the existence of the Joint Venture, may be used by such other Partner or Affiliate thereof for any purpose other than for the benefit of the Joint Venture in conducting the Business.

          (c) In the event that a Partner or anyone to whom a Partner transmits any Confidential information becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand, similar process or request) to disclose any of the Confidential information, such Partner will use its best efforts to provide the other Partner and the Joint Venture with prompt written notice prior to disclosure (not less than 24 hours) so that the other Partner and the Joint Venture may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement in the event that such protective order or other remedy is not obtained, or that the Joint Venture and the other Partner waive compliance with the provisions of this Section 9.3, the Partner or Person who is compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information which (based on the advice of counsel) it is legally required to disclose and will exercise its best efforts to obtain reliable assurance that protective treatment will be accorded the Confidential Information

          (d) Each Partner who ceases to be such will, and will cause its Affiliates and Representatives to, maintain the confidentiality required by this
Section 9.3 and to destroy or return upon request, all documents and other materials, and all copies thereof, obtained by such Partner or on its behalf from either the Joint Venture or the other Partners or any of their Affiliates in connection with the transactions leading up to and contemplated by this Joint Venture. The obligations under this Section 9.3 shall survive the termination of the Joint Venture for a period of ten years or, if shorter, the maximum period permitted by applicable law.

          (e) To the fullest extent permitted by law, if a Partner or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, this
Section 9.3, the other Partner and the Joint Venture shall have the right and remedy to have this Section 9.3 specifically enforced, it being acknowledged and agreed that money damages will not provide an adequate remedy to such other Partner or the Joint Venture. Nothing in this Section 9.3 shall be construed to limit the right of any Partner or the Joint Venture to collect money damages in the event of breach of this Section 9.3.

     9.4 Duty of Partners to Cooperate. Each Partner will, to the extent permitted by applicable law and consistent with this Agreement, furnish such information, execute such applications and similar documents as are required by governmental authorities, and take such other action reasonably requested by the Joint Venture or the other Partners and as may be necessary or reasonably desirable in connection with the Business.

                                  ARTICLE 10

                                INDEMNIFICATION

     10.1 Limitation of Liability. A Director, CEO or Executive Officer of the Joint Venture shall perform his duties as such in good faith, in a manner he reasonably believes to be in the best interest of the Joint Venture and the Partners, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Director, CEO or Executive Officer who so performs his duties shall not have any liability by reason of being or having been a Director, CEO or Executive Officer of the Joint Venture. The Directors, CEO and Executive Officers shall not be liable, responsible or accountable in damages or otherwise to the Joint Venture or any Partner for any action taken or failure to act on behalf of the Joint Venture within the scope of authority conferred on the Directors, CEO and Executive Officers under this Agreement or the Act, except where the claim at issue is based on the fraud, gross negligence or bad faith of the Directors, CEO or Executive Officers.

     10.2 Indemnification: Proceeding other than by Joint Venture. The Joint Venture shall indemnify any Partner, Affiliate of a Partner, member of the Management Committee or Executive Officer and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Joint Venture, by reason of the fact that he is or was a Partner, officer, employee or agent of the Joint Venture, or is or was serving at the request of the Joint Venture as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Joint Venture, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plead of nolo contendere or its equivalent, does not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Joint Venture, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     10.3 Indemnification: Proceeding by Joint Venture. The Joint Venture may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Joint Venture to procure a judgment in its favor by reason of the fact that he is or was a Partner, officer, employee or agent of the Joint Venture, or is or was serving at the request of the Joint Venture as a manager, Partner, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Joint Venture. Indemnification may not be made for any claim, issue or matters as to which such a Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Joint Venture or for amounts paid in settlement to the Joint Venture, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     10.4 Mandatory Indemnification. To the extent that a Partner, officer, employee or agent of the Joint Venture requests indemnification pursuant to
Section 10.2 or has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Sections 10.2 and 10.3, or in defense of any claim, issue or matter therein, he must be indemnified by the Joint Venture against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     10.5 Authorization of Indemnification. Any indemnification under Section 10.3, unless ordered by a court or advanced pursuant to Section 10.4, may be made by the Joint Venture only as authorized in the specific case upon a determination that indemnification of the Partner, officer, employee or agent is proper in the circumstances.

     10.6 Mandatory Advancement of Expenses. The expenses of Partners and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Joint Venture as they are incurred and in advance of the final disposition of the action, suit or proceeding, if such indemnification is being provided pursuant to Section 10.2 or upon receipt of an undertaking by or on behalf of the Partner or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Joint Venture. The provisions of this Section 10.6 do not affect any rights to advancement of expenses to which personnel of the Joint Venture other than Partners or officers may be entitled under any contract or otherwise.

     10.7 Effect and Continuation. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article 10:

          (a) Does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any limited liability company agreement, vote of Partners, or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to
Section 10.4 for the advancement of expenses made pursuant to Section 10.6, may not be made to or on behalf of any Partner or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a Person who has ceased to be a Partner, officer, employee or agent and inures to the benefit of his heirs, executors and administrators.

     10.8 Insurance and Other Financial Arrangements. The Joint Venture may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a member, officer, employee or agent of the Joint Venture, or is or was serving at the request of the Joint Venture as a manager, Partner, director, officer, employee or Agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise for any lability asserted against him and liability and expenses incurred by him in his capacity as a Partner, director, officer, employee or agent, or arising out of his status as such, whether or not the Joint Venture has the authority to indemnify him against such liability and expenses.

     10.9 Notice of Indemnification and Advancement. Any indemnification of, or advancement of expenses to, a Partner or officer in accordance with this Article 10, if arising out of a proceeding by or on behalf of the Joint Venture, shall be reported in writing to the Partners with or before the notice of the next Partners' meeting.

     10.10 Repeal or Modification. An repeal or modification of this Article 10 by the Partners of the Joint Venture shall not adversely affect any right of a Partner or officer of the Joint Venture existing hereunder at the time of such repeal or modification.


                                  ARTICLE 11

         INSPECTION OF JOINT VENTURE RECORDS; ANNUAL AND OTHER REPORTS

     11.1 Records to be Kept. The Joint Venture shall keep at its registered office:

           (a) A current list of the full name and last known business, resident or mailing address of each Partner and its designated Directors separately identifying the Partners in alphabetical order and the Directors in alphabetical order;

           (b) Copies of this Agreement, and all amendments hereto;

           (c) Copies of the Joint Venture's federal income tax returns and reports, if any, for the three (3) most recent years; and

           (d) Copies of any financial statements of the Joint Venture for the three (3) most recent years.

     11.2 Inspection of Joint Venture Records. The accounting books and records, the records of the Management Committee, and any other records maintained by the Joint Venture shall be open to inspection upon the request of any Partner at any reasonable time during usual business hours. Such inspection by a Partner may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.

     11.3 Financial Reports. The Joint Venture shall within 30 days after the close of each fiscal quarter and within 60 days after the close of each fiscal year, deliver or mail to the Partners the quarterly financial statements and annual financial statements, respectively, of the Joint Venture. The CFO shall also prepare abbreviated monthly financial reports with respect to the Joint Venture and provide such reports to the Partners within 15 days after the end of each month. A copy of any such statements shall be kept on file in the principal executive office of the Joint Venture and shall be exhibited at all reasonable times to any Partner demanding an examination of them or a copy shall be mailed to such Partner. The quarterly income statements and balance sheets referred to in this Section shall be accompanied by the report thereon, if any, of any independent accountants engaged by the Joint Venture and the certificate of the CFO of the Joint Venture that such financial statements were prepared in accordance with GAAP without audit from the books and records of the Joint Venture except that such financial statements may lack footnotes and other presentation items required by GAAP and shall be subject to normal year-end adjustments. The annual financial statements of the Joint Venture shall be audited and shall be accompanied by a report from the independent auditors.

     11.4 Joint Venture Auditors. The auditors for the Joint Venture shall be Grant Thornton, LLP, or such other independent public accounting firm of national standing selected by Commodore, with Casino's reasonable approval.


                                  ARTICLE 12

                             DEFAULTS AND REMEDIES

     12.1 Defaults. An Event of Default shall occur if a Partner (or its Affiliate) commits an act described in Section 8.2 as being an act of a Defaulting Partner or materially defaults in the performance of its obligations, covenants or representations and warranties under this Agreement, and such default is not cured within 30 days after notice of such default is given by a Partner to the Defaulting Partner, or action has not been taken to begin curing such Default within such 30-day period and such cure is being diligently pursued, if the Default is not reasonably capable of being cured within 30 days.

     12.2 Remedies. Upon the occurrence of an Event of Default, the non-defaulting Partner shall have the right, in addition to all other rights and remedies provided herein (including rights under Section 8.3), to pursue any and all available legal and equitable remedies on behalf of itself or the Joint Venture or elect to dissolve the Joint Venture pursuant to Section 8.2, or both.

     12.3 No Waiver. No consent or waiver, express or implied, by a Partner to or of any breach or default by another Partner in the performance by such other Partner of its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by such Partner. Failure by a Partner to complain of any act or omission to act by another Partner, or to declare such other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights under this Agreement.


                                  ARTICLE 13

                              DISPUTE RESOLUTION

     13.1 Disputes. Except for actions described in Section 4.4(b) or as expressly otherwise provided in this Agreement, any and all claims, disputes, controversies, and other matters in question (whether contractual or non-contractual) arising out of or relating to this Agreement, or the formation, validity, binding effect, applicability, scope, interpretation, construction, modification, performance, breach, termination, or enforcement thereof (including all such issues pertaining to this subsection) (singly, the "Dispute" and collectively, the "Disputes") shall be resolved by alternative dispute resolution in accordance with this Article 13.

     13.2  Arbitration.

           (a) Compulsory Arbitration. All Disputes not resolved by the parties under other dispute resolutions provisions of this Agreement shall be settled exclusively by final and binding arbitration in accordance with this Section
13.2 (Arbitration). Judgment upon the award may be entered in any court specified by the parties in this Agreement or in one of the Related Agreements, or in the absence of any such designation, in any court having jurisdiction, or application may be made to the appropriate court for judicial recognition of the award or for an order of enforcement thereof.

           (b) Arbitration Tribunal, Rules, and Administration. The sole arbitrator or the panel of arbitrators constituted for the resolution of the Dispute will be called the Arbitration Tribunal. Except as otherwise provided in this Section, the arbitration proceeding (the "Arbitration Case") will be administered by the American Arbitration Association (the "Case Administrator") and conducted by the Arbitration Tribunal in substantial accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "Procedural Rules"). In the event of any conflict between the Procedural Rules and this Section 13.2 (Arbitration), the provisions of this
Section 13.2 (Arbitration) will control.

           (c) Conditions Precedent to Arbitration. A party may initiate arbitration at any time after the utilization and completion of the dispute resolution procedures set forth in Section 4.5.

           (d) Initiation of Arbitration Case. The Arbitration Case must be initiated by the initiating party (the "Petitioner") in accordance with the Procedural Rules by giving to the other party

(the "Respondent") in a demand for arbitration ("Petitioner's Demand") written notice of the Dispute and Petitioner's claim.

           (e) Appointment of Arbitration Tribunal by Parties or Appointing Authority. In Petitioner's Demand, the Petitioner shall select one (1) neutral arbitrator from the panel or roster of arbitrators established and maintained by the Appointing Authority. Within ten (10) of receipt of Petitioner's Demand, the Respondent shall mail or deliver to the Petitioner and the Appointing Authority an answering statement to Petitioner's Demand in which the Respondent answers Petitioner's Demand and selects one (1) neutral arbitrator from the panel or roster of arbitrators established and maintained by the Appointing Authority. If no answering statement is mailed or delivered within the stated time, the claim set forth in Petitioner's Demand is deemed denied by the Respondent and the Appointing Authority shall select the second neutral arbitrator. Within ten days of receipt of notice of their selection as arbitrators, the two (2) arbitrators shall select a third neutral arbitrator. If the two (2) arbitrators do not agree upon the third arbitrator within the stated time, the Appointing Authority shall select the third neutral arbitrator. The three (3) neutral arbitrators so selected will constitute the Arbitration Tribunal. Unless the parties otherwise mutually agree, if Petitioner's Demand names two (2) or more parties as Petitioner or two (2) or more parties as Respondent, the Appointing Authority shall appoint all three (3) members of the Arbitration Tribunal. The Appointing Authority has the exclusive right and power to resolve any Dispute arising out of or related to the appointment of the Arbitration Tribunal. In this regard, in addition to any other action it deems just and equitable in order to resolve any such Dispute, the Appointing Authority may appoint an arbitrator or arbitrators to serve in place of any arbitrator or arbitrators selected by the Petitioner or the Respondent. The American Arbitration Association is designated as the Appointing Authority.

           (f) Qualifications of Arbitrators. Each member of the Arbitration Tribunal must be an independent, impartial, neutral and have experience in the subject matter of the Dispute. At least one member of the Arbitration Tribunal must be actively engaged in the practice of law, or a retired member of the state or federal judiciary, and must have at least ten years' experience in resolving disputes in the area of law directly related to the subject matter of the Dispute. The Arbitration Tribunal will be the judge of its own qualifications and jurisdiction.

           (g) Interim Measures. The Arbitration Tribunal may grant and order such interim, provisional, ancillary, and special remedies and relief as it deems just and equitable and necessary or desirable under the circumstances including, without limitation, protective orders, sanctions for abuse or frustration of the arbitration process, temporary restraining orders, preliminary injunctions, attachment, sequestration, specific performance, and the appointment of a receiver. Such interim measures may be taken in the form of an interim award. The Arbitration Tribunal may require security for the payment of costs and damages. A request for interim measures by a party to a court shall not be deemed incompatible with this Article 13 or a waiver of that party's right to arbitrate. Without limiting the generality of the foregoing provisions, a party may seek interim relief from the Arbitration Tribunal or from the appropriate court having jurisdiction for a breach or threatened breach of
Section 9.3 (Confidential Information).

           (h) Pre-Hearing Conference. A pre-hearing conference will be held and conducted by the Arbitration Tribunal within 30 days of its appointment for the purpose of expediting the Arbitration Case, directing and controlling the exchange of information, and setting the date for the opening of the hearing.

           (i) Exchange of Information. Consistent with the expedited nature of arbitration, the Arbitration Tribunal will direct and control the scope and timing of the exchange of information between the parties and will take such steps as it deems necessary or desirable to avoid delay and achieve a just, speedy, and cost-effective resolution of the Dispute. The Arbitration Tribunal may order (i) the production of documents and other information and the entry upon designated land or other property, and (ii) the identification of witnesses to be called. When the demands of justice require such extraordinary measures and upon good cause shown, the Arbitration Tribunal may order the taking of the testimony of any Person, including a party, by deposition upon oral examination or upon written questions, or the propounding of interrogatories, but no party is entitled to conduct discovery of this nature as a matter of right. At least ten days prior to the hearing, the parties shall exchange copies of all exhibits they intend to submit at the hearing and final witness lists. The Arbitration Tribunal has the exclusive right and power to resolve all Disputes related to the exchange of information.

           (j) Language and Locale. The Arbitration Case will be conducted in the English language at a location selected by the Arbitration Tribunal that is within fifty (50) miles of Broward County, Florida.

           (k) Opening and Closing of Hearing; Time of Award. The hearing will be opened within 60 days of the initial pre-hearing conference and will be closed within 60 days of the opening of the hearing. To secure a just, speedy, and cost-effective resolution of the Dispute and for good cause, the Arbitration Tribunal may shorten or lengthen the time for opening or closing the hearing. Unless the parties otherwise agree, the Arbitration Tribunal shall render the award within 30 days from the date of closing of the hearing. The failure of the Arbitration Tribunal to render the award within that time will not deprive the Arbitration Tribunal of its jurisdiction or authority to render the award.

          (l) Form of Award. The award will be written in the English language and signed by a majority of the members of the Arbitration Tribunal. The Arbitration Tribunal will provide a concise, written breakdown of the award. If requested in writing by the parties prior to the opening of the hearing, or if the Arbitration Tribunal believes it is appropriate to do so, the Arbitration Tribunal will also provide a concise, written explanation of the award not exceeding five (5) pages in length. Detailed findings of fact and conclusions of law and a reasoned opinion in the form of a judicial opinion are not required and will not be provided.

           (m) Governing Law. The Arbitration Case shall be governed by the United States Arbitration Act, 9 U.S.C. [_] I - 16 and the substantive governing law designated by the parties in this Agreement without regard to conflicts of laws principles. In the absence of any such designation, the Arbitration Tribunal may apply such law or laws as it considers appropriate.

           (n) Scope of Award; Punitive Damages. The Arbitration Tribunal may grant any remedy or relief that it deems just and equitable and not outside of the scope of this Agreement or the Related Agreements, including, but not limited to, specific performance and other equitable relief. The Arbitration Tribunal is not empowered to and may not award punitive damages.

           (o) Assessment of Fees, Compensation, and Expenses. Unless the parties have otherwise agreed to bear such costs equally or in some other manner, the Arbitration Tribunal, in the award, will allocate and assess against the parties in such manner as it deems just and equitable the fees, compensation, and expenses of the Arbitration Tribunal, the Case Administrator, and the Appointing Authority. Except as otherwise provided in this subsection or the following subsection, all other costs and expenses incurred in connection with resolution of the Dispute or Disputes shall be borne by the party that incurs such costs and expenses.

           (p) Attorneys' Fees. The Arbitration Tribunal may provide in the award for the recovery of all or part of a prevailing party's reasonable attorneys' fees incurred in connection with resolution of the Dispute from the date of inception thereof through enforcement and collection of the award. In addition, the Arbitration Tribunal may award reasonable attorneys' fees to a party (whether or not the party prevails on the merits of the Dispute) if the Arbitration Tribunal finds and concludes that the party participated in good faith in the manner contemplated by this Agreement in the Arbitration Case and other alternative dispute resolution procedures described in this Article 13 and that the other party materially breached its obligations under this Article 13.

           (q) Interest. The Arbitration Tribunal may provide in the award for the recovery of pre-award interest and post-award interest on such principal amounts and at such rates and from such date or dates as the Arbitration Tribunal may deem just and equitable. Interest on any judgment entered upon the award will accrue from the date of entry of judgment at the judgment rate prescribed by applicable law.

           (r) Finality of Award. The award shall be final and binding on the parties. The award may be vacated, modified, or corrected and an appeal may be taken only as provided in the Procedural Rules and the United States Arbitration Act, 9 U.S.C. [_] I - 16.

           (s) Confidentiality. The parties, the Arbitration Tribunal, the Appointing Authority, and the Case Administrator shall treat the proceedings of the Arbitration Case including, without limitation, the award and decisions of the tribunal, the testimony of witnesses, the documentary evidence exchanged, offered, or introduced, and other papers and data related thereto, as confidential. Upon request of any party, each party agrees to execute prior to the exchange of any information a confidentiality agreement in form and substance satisfactory to the Arbitration Tribunal that restricts disclosure of confidential information during and after the conclusion of the Arbitration Case, subject to disclosure required by the federal securities laws.

                                  ARTICLE 14

                                 MISCELLANEOUS

     14.1 Term. The existence of the Joint Venture shall be for a period of 50 years from the date of the filing of its certificate of formation with the Delaware Secretary of State.

     14.2 Amendments. This Agreement may be amended only by the affirmative vote of all the Partners. Any such amendment shall be in writing, duly executed by all the Partners.

     14.3 Nature of Partnership Interest; Agreement Is Binding Upon Successors. A membership interest is personal property. A Partner shall have no interest in any specific property of the Joint Venture except to the extent such interest is evidenced by a separate agreement between such Partner and the Joint Venture. The successor of any Partner shall be bound by the provisions of this Agreement, including without limitation, Article 7.

     14.4 Title to Property. Title to all Joint Venture property shall be held in the name of the Joint Venture. Except as otherwise permitted by this Agreement, no Partner shall have the right, and each Partner does hereby agree that it shall not seek, to cause a partition of the Joint Venture's property whether by court action or otherwise.

     14.5 Attorney Fees. In the event that any dispute between the Joint Venture and the Partners or among the Partners should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment as long as the recipient is a prevailing party as defined herein. Any judgment or order entered in such action shall contain a specific provision providing for the recover of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section: (a) attorney fees shall include, without limitation, fees incurred in the following: (i) post-judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations;
(iv) discovery; and (v) bankruptcy litigation and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevailed by dismissal, default or otherwise.

     14.6 Seal. The Partners may adopt a seal of the Joint Venture in such form as the Partners shall decide.

     14.7 Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement between the Partners with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

     14.8 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein or in the Exhibits hereto.

     14.9 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Florida, without regard to Florida choice of law provisions.

     14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

     14.11 Titles and Subtitles; Form of Pronouns; Construction and Definitions . The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement shall be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular. Unless otherwise specified, references to Sections or Articles are to the Sections or Articles in this Agreement. Unless the context otherwise requires, the term "including" shall mean "including, without limitation."

     14.12 Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

     14.13 Costs. Each Partner, and its respective Affiliates, shall bear its own costs (including legal and accounting fees) in connection with the transactions leading up to, and the negotiating and entering into, this Agreement.


     IN WITNESS WHEREOF, the Partners of CAPRI CRUISES hereby execute this Joint Venture Agreement as of the __ day of April, 1998.

                                       COMMODORE CRUISES LIMITED, a
                                       Bermuda corporation


                                       By:______________________________

                                       Title:___________________________


                                       ISLE OF CAPRI CORPORATION, a
                                       Mississippi corporation


                                       By:______________________________

                                       Title:___________________________


     The undersigned agree to be bound by the provisions contained in Article 9 of this Joint Venture Agreement.


                                       COMMODORE HOLDINGS LIMITED


                                       By:______________________________

                                       Title:___________________________


                                       CASINO AMERICA, INC.


                                       By:______________________________

                                       Title:___________________________

                                  Schedule 1

         Names Addresses and Initial Capital Contributions of Partners


                                                       Initial Capital
Name of Partner                      Address           Contribution Schedule
---------------                      -------           ---------------------

Commodore Cruises Limited      4000 Hollywood Blvd.   $1,000,000 paid to
                               Suite 385-S            owner of Vessel
                               South Tower
                               Hollywood, FL 33021    $212,000 paid to
                                                      Federal Maritime
                                                      Commission

                                                      $288,000 upon execution

                                                      $1,000,000 at a date to
                                                      be agreed upon between
                                                      the parties

Isle of Capri Corporation      711 Washington Loop    $1,500,000 upon execution
                               Biloxi, MS  30530

                                                      $1,000,000 at a date to
                                                      be agreed upon between
                                                      the parties


                                      1-1

                                  Schedule 2

                         Initial Percentage Interests


                                                            Percentage
      Name of Partner                                       Interest
      ---------------                                       -----------

Commodore Cruises Limited                                         50%

Isle of Capri Corporation                                         50%

                                                                 100%
                                                                 ----



                                      2-1

                                  Schedule 3

                               Initial Directors

For Commodore Cruises Limited
-----------------------------

     Jeffrey Binder
     Frederick Mayer

     Phone:    (954)  967-2101
     Fax:      (954)  967-2147


For Isle of Capri Corporation
-----------------------------

     John M. Gallaway
     Allan B. Solomon

     Phone:    (228)  436-7000
     Fax:      (228)  435-5998



                                      3-1

                                  Schedule 4

                    Capital Accounts and Profits and Losses

                                   ARTICLE 1

                               Capital Accounts

     1.1 A separate Capital Account shall be maintained for each Partner in accordance with the capital accounting rules of section 704(b) of the Code and the regulations thereunder (including without limitation section 1.704-1(b)(2)(iv) of the Income Tax Regulations). Each Partner's Capital Account shall be:

          (a) increased by (A) the amount of money contributed by such Partner to the Joint Venture (including the amount of any Joint Venture liabilities that are assumed by such Partner other than in connection with distribution of Joint Venture property), (B) the fair market value of property contributed by such Partner to the Joint Venture, determined as of the date of each such contributions, net of liabilities secured by such property that the Joint Venture is considered to assume or to which the Joint Venture's ownership of the property is subject pursuant to section 752 of the Code, and (C) items of Joint Venture income and gain, including income and gain exempt form tax, that are allocated to such Partner pursuant to
     Article 2 of this Schedule 4;

          (b) decreased by (A) the amount of money distributed to or for the benefit of such Partner by the Joint Venture (including the amount of such Partner's individual liabilities that are assumed by the Joint Venture other than in connection with contribution of property to the Joint Venture), (B) the fair market value of property distributed to such Partner by the Joint Venture, determined as of the date of each such distribution, net of liabilities secured by such property that such Partner is considered to assume or to which such Partner's ownership of the property is subject pursuant to section 752 of the Code (c) items of Joint Venture expenditures not deductible in computing its taxable income and not properly chargeable to the Capital Account that are allocated to such Partner pursuant to
     Article 2 of this Schedule 4; and

          (c) increased or decreased by any adjustments to such Partner's tax basis in its interest in the Joint Venture pursuant to section 48(q)(6) of the Code.

     1.2 When Joint Venture property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Partners shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among


                                      4-1
the Partners if there were a taxable disposition of such property for the fair market value of such property (taking into account section 7701(g) of the Cod) on the date of distribution.

     1.3 The Joint Venture shall make or cause to be made all necessary adjustments in each Partner's Capital Account as required by the capital accounting rules of section 704(b) of the Code and the regulations thereunder.

     1.4 Loans by Partners to the Joint Venture. Any loan by a Partner to the Joint Venture made in accordance with the provisions of this Agreement shall be separately entered on the books of the Joint Venture as a loan to the Joint Venture and not as a Capital Contribution, shall be evidenced by a promissory note substantially in the form attached hereto as Exhibit B and shall be duly executed by the Joint Venture and delivered to the lending member.


                                   ARTICLE 2

                           ALLOCATION OF PROFITS AND
                      LOSSES; TAX AND ACCOUNTING MATTERS

          (a) General Allocations. Each Partner's distributive share of the Joint Venture's income, gain, loss, deduction or credit (or items thereof) as shown on the annual federal income tax return prepared in accordance with Section 6.4(b) of this Agreement or as finally determined by the United States Internal Revenue Service or the courts, and as modified by the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder, shall be determined as follows:

          (b) Allocations. Except as otherwise provided in this Section 1.1, items of income, gain, loss, deduction and credit shall be allocated among the Partners proportionately in accordance with their Percentage Interests, except that items of loss or deduction allocated to any Partner pursuant to this Section 1.1 with respect to any taxable year shall not exceed the maximum amount of such items that can be so allocated without causing such Partner to have a deficit balance in his Capital Account at the end of such year, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of section 1.704-1 of the Income Tax Regulations. Any such items of loss or deduction in excess of the limitation set forth in the preceding sentence shall be allocated as follows and in the following order of priority:

              (i) first, to those Partners who would not be subject to such limitation, proportionately in accordance with their Capital Accounts; and

              (ii) second, any remaining amount to the Partners in the manner required by the Code and Income Tax Regulations.


                                      4-2

              Subject to the provisions of subsections 1.1(b) through (j) hereof, the items specified in this Section 2.1 shall be allocated to the Partners as necessary to eliminate any deficit Capital Account balances and thereafter to bring the relationship among the Partners' positive Capital Account balances in accord with their Percentage Interest.

          (c) Allocations With Respect to Property. In accordance with section 704(c) of the Code and sections 1.704-1(b)(2)(iv)(g) and 1.704-3(b) of the Income Tax Regulations, items of income, gain, loss, and deduction with respect to any property contributed to the capital of the Joint Venture shall, solely for tax purposes, be allocated among the Partners in a manner consistent with section 1.704-3(b) of the Income Tax Regulations so as to take into account to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Partner contributing it and the fair market value of the property determined by the Partners at the time of its contribution or revaluation, as the case may be.

          (d) Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Section 1.1, if there is a net decrease in Joint Venture Minimum Gain or Joint Venture Nonrecourse Debt Minimum Gain (as such terms are defined in sections 1.704-2(b) and 1.704-2(i)(2) of the Income Tax Regulations, but substituting the term "Joint Venture" for the term "Partnership" as the context requires) during a Joint Venture taxable year, then each Partner shall be allocated items of Joint Venture income and gain for such year (and, if necessary, for subsequent years) in the manner provided in section 1.704-2(i)(4) of the Income Tax Regulations.

              This provision is intended to be a "minimum gain chargeback" within the meaning of sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

          (e) Qualified Income Offset. Subject to the provisions of subsection 1.1(c), but otherwise notwithstanding anything to the contrary in this Section 1.1, if any Partner's Capital Account has a deficit balance in excess of such Partner's obligation to restore its Capital Account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of section 1.704-1 of the Income Tax Regulations, then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Joint Venture Income, including gross income, and gain for such year) shall be allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible.

              This provision is intended to be a "qualified income offset" within the meaning of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

          (f) Depreciation Recapture. Subject to the provisions of section 704(c) of the Code and subsections 1.1(b) through (d) hereof, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Joint Venture property, which is subject to


                                      4-3
depreciation recapture, shall be allocated to the Partner who was entitled to deduct such depreciation.

          (g) Tax Credits. Tax credits shall generally be allocated according to section 1.704-1(b)(4)(ii) of the Income Tax Regulations or as otherwise provided by law. Investment tax credits with respect to any property shall be allocated to the Partners pro rata in accordance with the manner in which Joint Venture profits are allocated to the Partners under subsection 1.1(a) hereof, as of the time such property is placed in service. Recapture of any investment tax credit required by section 47 of the Code shall be allocated to the Partners in the same proportion in which such investment tax credit was allocated.

          (h) Change of Pro Rata Interests. Except as provided in subsections 1.1(f) and (j) hereof or as otherwise required by law, if the Percentage Interests of the Partners of the Joint Venture are changed during any taxable year, all items to be allocated to the Partners for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Partners in the manner in which such items are allocated as provided in Section 2.1(a) during each such portion of the taxable year in question.

          (i) Effect of Special Allocations on Subsequent Allocations. Any special allocation of income or gain pursuant to subsection 1.1(c) or (d) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this section 1.1 so that the net amount of all such allocations to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 1.1 if such special allocations of income or gain under subsection 1.1(c) or (d) hereof had not occurred.

          (j) Nonrecourse and Recourse Debt. Items of deduction and loss attributable to Partner nonrecourse debt within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations shall be allocated to the Partners bearing the economic risk of loss with respect to such debt in accordance with section 1.704-2(i)(1) of the Income Tax Regulations. Items of deduction and loss attributable to recourse liabilities of the Joint Venture, within the meaning of section 1.752-2 of the Income Tax Regulations, shall be allocated among the Partners in accordance with the ratio in which the Partners share the economic risk of loss for such liabilities.

          (k) State and Local Items. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Partners in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 1.1.


                                      4-4

                                  Schedule 5

                        Booking Rights and Commissions


     Except during the Initial Period (as defined in the Casino Management Agreement), Commodore or its Affiliate shall reserve ten (10%) percent of the cabins on the Enchanted Isle for Casino or its Affiliate to sell to Casino customers. For each passenger who is booked on the Enchanted Isle through Casino or its Affiliate (and for whom no travel agent commission is paid), Commodore or its Affiliate shall pay Casino or its Affiliate a preferred wholesaler's commission of fifteen (15%) percent of the collected fare. Commodore or its Affiliate shall pay such amount to Casino or its Affiliate on a monthly basis, within 20 days after the end of each calendar month. Commodore or its Affiliate shall provide Casino or its Affiliate with an accounting for each such payment. Not more than 60 days prior to each cruise, Commodore or its Affiliate shall review Casino's bookings and may release some or all of the reserved but unbooked cabins. Casino's (or its Affiliate's) right to receive such commission shall continue for as long as Casino owns an Interest and Commodore operates the Enchanted Isle (or another vessel on similar itineraries) regardless of whether Casino or its Affiliate elects to enter into the Casino Management Agreement with respect to the Enchanted Isle.





                                      5-1

                                   EXHIBIT A

                                   GUARANTY

                                   EXHIBIT B

                 FORM OF JOINT VENTURE CHARTER AND ASSIGNMENT

                                   EXHIBIT C

                               LICENSE AGREEMENT

                                   EXHIBIT D

                             INITIAL BUSINESS PLAN

                                   EXHIBIT E

                                INITIAL BUDGET

                                   EXHIBIT F

                          CASINO MANAGEMENT AGREEMENT









                                      F-1